Exhibit 2.1

Portions of this Exhibit 2.1 have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks (“***”) and the omitted text has been filed separately with the Securities and Exchange Commission.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AMICUS THERAPEUTICS, INC.,

COLUMBUS MERGER SUB CORP.,

CELENEX, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS SHAREHOLDERS’ REPRESENTATIVE

DATED AS OF SEPTEMBER 19, 2018

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated as of September 19, 2018, is made by and among Amicus Therapeutics, Inc., a Delaware corporation (“Buyer”), Columbus Merger Sub Corp., a Delaware corporation (“Merger Sub”), Celenex, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Shareholders’ Representative.

RECITALS

WHEREAS, the board of directors of the Company and Merger Sub have each (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law (the “DGCL”) is advisable and in the best interest of their respective stockholders to consummate; and (ii) approved the Merger on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, this Agreement requires that an irrevocable written consent from Company Holders holding shares of Company Capital Stock sufficient to obtain the Shareholder Approval adopting this Agreement, approving the consummation the transactions contemplated hereby, and waiving any appraisal or dissenters’ rights, each in accordance with this Agreement and the DGCL, in the form attached hereto as Exhibit A (the “Written Consent”), be delivered to Buyer immediately following execution of this Agreement.

WHEREAS, the consideration payable to the securityholders of the Company as a result of the Merger shall be allocated among the holders of securities of the Company in accordance with the provisions of the Charter (as defined below) as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties (as defined below) agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1                                    Definitions.  For purposes of this Agreement, the capitalized terms set forth in this Article 1 shall have the meanings set forth herein.

“Accounting Firm” is defined in Section 2.12(e).

“Accounting Principles” means GAAP as in effect on the date hereof.

“Action” means any claim, controversy, action, cause of action or suit, litigation, assessment, arbitration, mediation, investigation, audit, dispute, hearing, charge, complaint, demand, subpoena, notice, opposition, interference or proceeding (in each case, whether in contract, tort or otherwise, whether at law or in equity, and whether civil or criminal) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Entity.

“Affiliate” means, with respect to a Person, another Person (a) that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided that, for purposes of this definition, “control” means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract, by board of director membership or representation, or otherwise, or (b) that is a direct or indirect beneficial holder of at least 10% of any class of Capital Stock of such Person. Notwithstanding the foregoing, with respect to Buyer, “Affiliate” shall not include any stockholders of Buyer.

“Aggregate Unresolved Claim Amount” means the aggregate amount of Losses sought with respect to all Unresolved Claims.

“Agreement” is defined in the preamble of this Agreement.

“Allocation Schedule” means a schedule delivered to Buyer by the Company prior to the Closing Date with the following information (where applicable, determined before any applicable Tax withholding):

(a)                                 the name, email address (to the extent available) and address of record of each Company Holder and each recipient of a Change of Control Payment and, in the case of the recipients of the Change of Control Payments, each such recipient’s wire instructions;

(b)                                 the number of shares of each class or series of Company Capital Stock held by each Company Holder;

(c)                                  the respective portion of the Closing Payment payable to each holder of Company Capital Stock pursuant to this Agreement;

(d)                                 the respective portion of any payments to be made to the Company Holders and the applicable recipients of the Change of Control Payments pursuant to Section 2.12(f);

(e)                                  the respective portion of any Milestone Payments to be made to the Company Holders and the applicable recipients of the Change of Control Payments pursuant to Section 2.13;

(f)                                   the Pro Rata Percentage of each Company Holder and each recipient of a Change of Control Payment;

(g)                                  the Pro Rata Capital Stock Percentage of each Company Holder;

(h)                                 the Pro Rata Indemnification Percentage of each Company Holder and each recipient of a Change of Control Payment assuming no Company Holder becomes entitled to payment for the shares of Company Capital Stock owned by such Company Holder pursuant to the Dissent Statute; and

(i)                                     the amount of the Shareholders’ Representative Fund that will be allocated to each Company Holder and the applicable recipients of the Change of Control Payments pursuant to each such Company Holder’s respective Pro Rata Percentage.

“Approvals” means any license, permit, consent, approval, authorization, registration, filing, waiver, qualification or certification.

“BLA” means a Biologics License Application submitted to and approved by the FDA pursuant to 21 C.F.R. Part 601 (as amended from time to time) with respect to the Company Products, or the equivalent application or filing submitted to any equivalent agency or Governmental Entity outside the United States (including any supra-national agency such as the EMA), and all supplements, amendments, variations, extensions and renewals thereof that may be submitted with respect to the foregoing, including all documents, data and other information concerning the applicable drug which are necessary for approval to market such drug.

“Business” means the business conducted by the Company as of the date hereof.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or obligated by applicable Laws to close.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Indemnified Persons” is defined in Section 6.2(a).

“Capital Stock” means any capital stock or share capital of, other voting securities of, other equity interest in, or right to receive profits, losses or distributions of, any Person.

“Cash” means, as of the applicable date of determination, (a) all cash and cash equivalents of the Company, determined in accordance with GAAP, plus (b) to the extent not included in cash and cash equivalents, all unclaimed deposits outstanding, less (c) all unclaimed checks or withdrawals outstanding, less (d) accounts payables as of the Closing that would be required under the Accounting Principles to be reflected on the Estimated Closing Balance Sheet.

“CERCLA” means the Federal Comprehensive, Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended, and the rules and regulations promulgated thereunder, and any foreign and state Law counterparts.

“Certificate” is defined in Section 2.7(d).

“Certificate of Merger” is defined in Section 2.3(d).

“Change of Control Payments” means, without duplication of any other amounts included within the definition of Seller Transaction Expenses, any bonus, severance or other payment or other form of compensation that becomes payable by the Company to any Company

Personnel or other Persons, including pursuant to any employment agreement, benefit plan or any other Contract, including the employer portion of any payroll Taxes payable on or triggered by any such payment solely as a result of or in connection with the execution and delivery of this Agreement or the consummation of the Merger or the transactions contemplated thereby. Notwithstanding the foregoing or anything else herein to the contrary, in no event shall any payments made to the recipients of the Change of Control Payments pursuant to Sections 2.9(h), 2.12, 2.13, or 6.3 be treated as Seller Transaction Expenses hereunder. For the avoidance of doubt, the Change of Control Payments owing as of the Closing shall be treated as Seller Transaction Expenses.

“Charter” means the Company’s Certificate of Incorporation, as amended, in effect immediately prior to the Effective Time.

“Claim Notice” is defined in Section 6.4(a).

“Clinical Trial” means a clinical trial in humans that is designed to generate data regarding a pharmaceutical or biologic product to obtain, support or maintain a BLA, MAA, NDA (or their equivalent) with the FDA, EMA or other applicable Regulatory Authority.

“CLN1” means [***].

“CLN2” means [***].

“CLN3” means [***].

“CLN6” means [***].

“CLN8” means [***].

“Closing” is defined in Section 2.2.

“Closing Cash Amount” means, as of the Closing, the aggregate amount of Cash of the Company.

“Closing Date” is defined in Section 2.2.

“Closing Indebtedness Amount” means all Indebtedness of the Company reflected on the Estimated Closing Balance Sheet, as of the Closing.

“Closing Indebtedness Schedule” is defined in Section 2.3(a)(iii).

“Closing Payment” means the amount that is equal to:

(a)                                 the Purchase Price; plus

(b)                                 the Closing Cash Amount; minus

(c)                                  the Closing Indebtedness Amount; minus

(d)                                 any Seller Transaction Expenses; minus

(e)                                  the Shareholders’ Representative Fund Amount; minus

(f)                                   the Indemnity Cap Amount.

“CoC Payment Schedule” is defined in Section 2.3(a)(iv).

“Code” means the Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder and any substitute or successor provisions.

“Commercial Milestone Event” is defined in Section 2.13(b)(i).

“Commercial Milestone Payment” is defined in Section 2.13(b)(i).

“Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Commercially Reasonable Efforts” means, as applied to the development and commercialization of the Milestone Products, the use of reasonable, good faith efforts and resources, consistent with the usual practices of a similarly situated biopharmaceutical company for a biological product at a similar stage of research, development, or commercialization and is of similar market potential, taking into account: (i) such product’s profile of efficacy and safety; (ii) the results of preclinical and clinical testing and trials and such results’ impact on the feasibility (economic or otherwise) of future testing or trials; (iii) such product’s proprietary position, including patent and regulatory exclusivity; (iv) the scope, timing and likelihood of Regulatory Approval of such product, regulatory status (whether the product is subject to a clinical hold, recall or market withdrawal), including anticipated or approved labeling and post-approval requirements; (v) such product’s present and future market and commercial potential, including taking into account its competitiveness compared to alternative products and the anticipated reimburseability and pricing of the product; and (vi) the availability of a sufficient patient population that meets applicable Clinical Trial criteria necessary for Regulatory Approval.

“Company” is defined in the preamble of this Agreement.

“Company Capital Stock” means the Capital Stock of the Company.

“Company Holders” means the holders of Company Capital Stock as of immediately prior to the Effective Time (other than holders of Dissenting Shares).

“Company Indemnified Persons” is defined in Section 6.2(f).

“Company Indemnifying Persons” is defined in Section 6.2(a).

“Company Intellectual Property” means all Intellectual Property that, as of the date hereof, is (a) owned by or purported to be owned by the Company or (b) exclusively licensed to the Company.

“Company Licensed Registered IP” is defined in Section 3.13(a).

“Company Owned Registered IP” is defined in Section 3.13(a).

“Company Partner” is defined in Section 3.5(d).

“Company Personnel” means any Company founder, former or current director, officer, independent contractor, individual consultant, or individual agent of the Company.

“Company Product” means [***].

“Company Registered IP” is defined in Section 3.13(a).

“Company’s Knowledge,” “to the Knowledge of the Company” or variations thereof means, with respect to the Company, the actual knowledge, following due inquiry, of one or more of the following: [***].

“Constitutive Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) the bylaws of such Person, in each case, as amended or supplemented.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, deed, indenture, guarantee, security agreement, license, sublicense, lease, sublease or other contract, commitment, agreement, instrument, obligation, undertaking, engagement letter, concession, franchise, license, evidence of Indebtedness or other legally binding arrangement or understanding, whether written or oral.

“Contractor” is defined in Section 3.17(d).

“Controlled Group Liability” means any and all Liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, or (d) as a result of a failure to comply with the continuation coverage requirements of § 601 et seq. of ERISA and § 4980B of the Code or similar state Law.

“Copyrights” means copyrights and any other legally recognized proprietary right or interest in any work of authorship, including moral rights, fixed in a medium of expression, whether or not registered, including all registrations and applications therefor and renewals, extensions and reversions, and all common law rights, statutory rights, administrative rights and contractual rights relating to the foregoing.

“D&O Indemnified Parties” is defined in Section 5.2(a).

“D&O Insurance” is defined in Section 5.2(b).

“Data Room” means the electronic data room made available to Buyer by the Company in connection with the negotiation of this Agreement, as constituted on or prior to the date that is one Business Day prior to the date hereof.

“De Minimis Claim” is defined in Section 6.2(b)(ii).

“Defense Notice” is defined in Section 6.4(b)(i).

“Development Milestone Event” is defined in Section 2.13(a).

“Development Milestone Payment” is defined in Section 2.13(a).

“DGCL” is defined in the Recitals.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer contemporaneously with this Agreement. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement.

“Dispute Notice” is defined in Section 2.12(d).

“Dispute Submission Notice” is defined in Section 2.12(e).

“Dissent Statute” means Section 262 of the DGCL.

“Dissenting Shares” is defined in Section 2.11(a).

“Effect” is defined within the definition of Material Adverse Effect in this Section 1.1.

“Effective Time” means the time when the Merger becomes effective, which shall be the acceptance of the filing of the Certificate of Merger by the Secretary of State of the State of Delaware.

“EMA” means the European Medicines Agency or any successor agency or authority having substantially the same function.

“Environmental Law” means any Law relating to pollution or protection of human health or the environment, including Laws relating to: (a) the manufacture, processing, use, labeling, distribution, treatment, storage, discharge, disposal, recycling, generation or transportation of Hazardous Materials; (b) air (including indoor air), soil, surface, subsurface, surface water, groundwater or noise pollution; (c) Releases or threatened Releases; (d) protection of wildlife, endangered species, wetlands or natural resources; (e) underground storage tanks (USTs); (f) above-ground storage tanks (ASTs); (g) health and safety of employees and other Persons; (h) the presence or content of Hazardous Materials in a product, item or article, whether a component or finished product; (i) product life-cycle requirements; (j) land use and zoning requirements; and (k) notification requirements relating to the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the rules and regulations thereunder and any substitute or successor provisions.

“ERISA Affiliate” means any entity (whether or not incorporated) which together with the Company would be treated as a “single employer” under Section 414(b), (c), (m), or (o) of the Code or Section 4001(b)(1) of ERISA.

“Escrow Account” means the account held in accordance with the terms of the Escrow Agreement.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, among Buyer, the Shareholders’ Representative and the Escrow Agent, in the form attached hereto as Exhibit B.

“Escrow Period” is defined in Section 6.3.

“Estimated Closing Balance Sheet” is defined in Section 2.12(a).

“Estimated Closing Statement” is defined in Section 2.12(a).

“FDA” means the U.S. Food and Drug Administration or any successor agency or authority thereto.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, and all related rules, regulations and guidelines.

“Final Closing Balance Sheet” is defined in Section 2.12(e).

“Final Closing Payment” is defined in Section 2.12(f)(i).

“Final Closing Statement” is defined in Section 2.12(e).

“Financial Statements” is defined in Section 3.7.

“FIRPTA Certificate” is defined in Section 2.3(a)(vi).

“Foundation” means The Charlotte & Gwenyth Gray Foundation to Cure Batten Disease at The Giving Back Fund.

“FTC” means the U.S. Federal Trade Commission.

“Fraud” means common law fraud under Delaware law.

“Fundamental Representations” means the representations and warranties contained in [***].

“GAAP” means U.S. generally accepted accounting principles, in effect from time to time, consistently applied.

“Good Clinical Practices” means FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of Clinical Trials, including those standards contained in 21 C.F.R. Parts 50, 54, 56 and 312.

“Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies, including those standards contained in 21 C.F.R. Part 58.

“Good Manufacturing Practices” means the FDA’s requirements set forth in the quality systems regulations for drugs contained in 21 C.F.R. Parts 210 and 211.

“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, bureau, department, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any multinational organization or authority, or any quasi-governmental, private body, mediator, arbitrator or arbitral body exercising any executive, legislative, judicial, quasi-judicial, regulatory, taxing, importing, administrative or other governmental or quasi-governmental authority.

“Hazardous Material” means any chemical, pollutant, contaminant, pesticide, fungicide, rodenticide, poison, petroleum or petroleum product, radioactive substance, biological material, genetically modified organism, wastes (including solid, hazardous, extremely hazardous, special, dangerous, or toxic), any substance, chemical or material regulated, listed, limited or defined as such under any Environmental Law, including: (a) any by-products, derivatives, or combinations of such material; (b) lead, asbestos, asbestos-containing material, presumed asbestos-containing material, poly-chlorinated biphenyls, solvents and waste oil, and mold or other indoor air contaminants; (c) any “hazardous substance,” “pollutant,” “toxic pollutant” or “contaminant” as defined under Environmental Laws; (d) any “hazardous waste” as defined under RCRA, or any Environmental Law applicable to the management of waste; and (e) any other substance which may be subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“Health Care Laws” means all healthcare-related Laws applicable to the Business or any Company Product, including, as applicable: (a) the FDCA and all regulations promulgated thereunder, including those requirements relating to the FDA’s current Good Manufacturing Practices, Good Laboratory Practices, Good Clinical Practices, investigational use, pre-market approval and applications to market new pharmaceutical or biological products; (b) the Clinical Laboratory Improvement Amendments of 1988; (c) the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto; (d) the U.S. Patient Protection and Affordable Care Act, (e) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); (f) federal and state anti-kickback Laws (including the federal Anti-Kickback Statute (42 U.S.C. § 1320-7(b))); (g) federal and state referral Laws (including the Stark Law (42 U.S.C. § 1395nn)); (h) false claims Laws (including the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.)); (i) Laws governing the development, conduct, monitoring, patient informed consent, auditing, analysis and reporting of Clinical Trials (including the Good Clinical Practice regulations and guidance of the FDA); (j) Laws governing data gathering activities relating to the detection, assessment, and understanding of adverse events (including pharmacovigilance and adverse event regulations and guidance of FDA and ICH); (k) Laws governing government and private healthcare programs, including the federal Medicare and Medicaid statutes; (l) Laws, the violation of which is cause for exclusion from any federal health care program; and (m) all comparable state, federal or foreign Laws relating to any of the foregoing.

“HHS” means the U.S. Department of Health and Human Services, or any successor agency or authority thereto.

“Identified Licenses” is defined in Section 5.6.

“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices and not more than ninety (90) days past due), (b) all obligations of such Person evidenced by bonds, debentures, notes, mortgages or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to any assets and properties purchased by such Person, (d) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or other claim on any assets and properties owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (e) all guarantees by such Person or contingent Liabilities of such Person with respect to the indebtedness of others, (f) all lease obligations of such Person required in accordance with GAAP to be recorded as capital leases, (g) all obligations of such Person as an account party in respect of drawn amounts under letters of credit and banker’s acceptances, (h) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line), (i) all obligations under any interest rate, currency or other hedging agreement and (j) accrued but unpaid Taxes (excluding, for the avoidance of doubt, any contingent Liability) of the Company for any Tax Periods (or any portions thereof as determined in accordance with the principles of Section 5.1(c)) of the Company that end on or prior to the Closing Date.

“Indemnity Cap Amount” means $[***].

“Indemnity Claim” is defined in Section 6.1(d).

“Initial Release Date” is defined in Section 6.3.

“Intellectual Property” means all rights, title, and interests in and to all intellectual property and proprietary or similar rights of every kind and nature however denominated, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including (a) Patents, (b) Marks, (c)

Copyrights, (d) Know-How, (e) rights of privacy and publicity and (f) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing.

“IT Systems” is defined in Section 3.13(q).

“IND” means an Investigational New Drug Application submitted to the FDA pursuant to 21 C.F.R. Part 312 (as amended from time to time) with respect to the Company Products, or the equivalent application or filing submitted to any equivalent agency or Governmental Entity outside the United States (including any supra-national agency such as the EMA), and all supplements, amendments, variations, extensions and renewals thereof that may be submitted with respect to the foregoing.

“Judgment” means any writ, judgment, injunction, order, decree, stipulation, ruling, decision, verdict, determination or award, of or by, or any settlement under the jurisdiction of, any Governmental Entity.

“Know-How” means trade secrets and confidential and proprietary information, know-how, ideas, information, data, inventions, discoveries, research and development, works, innovations, compositions, formulations, formulas, practices, procedures, processes, methods, schematics, knowledge, data, databases, data collection, technology, techniques, designs, drawings, product configurations, prototypes, models, improvements, proposals, graphics, illustrations, artwork, manuals, industrial designs, correspondence, algorithms, mask works, circuit designs, documents, apparatus, results and strategies, pharmacological, toxicological, non-clinical, pre-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions, reports, descriptions, laboratory notebooks, devices, assays, specifications, physical, chemical and biological materials and compounds, cost and pricing information, business and marketing plans and proposals, manufacturing techniques, business methods, customer, supplier, distributor and provider lists, and the like, in each case, in written, electronic, oral or other tangible or intangible form, whether or not patentable, and all rights thereto.

“Law” means any federal, state, territorial, foreign or local law, common law, statute, ordinance, decision, rule, legally imposed civil duty (such as tort duties), regulation or code of any Governmental Entity.

“Leased Property” is defined in Section 3.11(b).

“Leases” is defined in Section 3.11(b).

“Legal Requirement” means any Law, or any Judgment, or any license, franchise, Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Letter of Transmittal” is defined in Section 2.8(b).

“Liabilities” or “Liability” means, with respect to any Person, any and all debts, liabilities, obligations, guarantees, commitments, damages, losses, claims, demands, expenses,

judgments or settlements of any nature or kind, whether known or unknown, fixed or not fixed, accrued or not accrued, liquidated or unliquidated, matured or unmatured, contingent or otherwise, and whether due or to become due, of such Person.

“Lien” means any lien, security interest, mortgage, pledge, lease, license, claim, levy, restriction on transfer or other encumbrance or restriction of any kind, whether arising by Contract or by operation of Law, or any conditional sale Contract, title retention Contract or other Contract to grant any of the foregoing.

“Losses” means any judgments, Liabilities (including the costs of defense and enforcement of this Agreement), damages, losses, costs, and amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses, but excluding punitive damages other than punitive damages awarded in respect of any Third Party Claim).

“MAA” means a Marketing Authorization Application filed with and approved by the EMA or other applicable Regulatory Authority under the centralized EMA filings procedure with respect to the Company Products, and all supplements, amendments, variations, extensions and renewals thereof that may be submitted with respect to the foregoing, including all documents, data and other information concerning the applicable drug which are necessary for approval to market such drug.

“Mark” means any trademark, trade name, trade dress, service mark, service name, logo, brand, community design, domain name, website and social media user name, account or handle, metatag, keyword and other website search term, uniform resource locator, geographical identifier or other brand or source identifier and the reputation and goodwill associated therewith, including any and all registrations and applications therefor and all common law rights, statutory rights, administrative rights and contractual rights relating to the foregoing.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (each an “Effect”) which individually or in the aggregate would reasonably be expected to result in, or has resulted in, any change or effect, that (a) is materially adverse to the Business, Company Products, condition (financial or otherwise) or results of operations of the Company or (b) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any Effect relating to the economy in general in the United States or in any other jurisdiction in which the Company has operations or conducts business, or any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, so long as the Effects do not disproportionately impact the Company relative to other participants in the industry, (ii) any Effect reasonably attributable to conditions affecting the industry in which the Company participates (other than as may arise or result from regulatory action by a Governmental Entity), so long as such Effect does not disproportionately impact the Company relative to other participants in the industry, (iii) any Effect arising from or related to the announcement of the Parties’ entry into this Agreement, (iv) any Effect arising from or related to changes in GAAP, so long as the Effect does not disproportionately impact the Company relative to other participants in the industry, (v) any Effect arising from or relating to changes in Laws, so long as the Effects do not disproportionately impact the Company relative to other participants in the industry, and (vi) any failure, in and of itself, by the Company to meet any internal projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect).

“Material Contract” is defined in Section 3.12(a).

“Materials” means all inventions, works, discoveries, innovations, Know-How, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), systems, equipment, and all other forms of technology and business materials, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Merger” is defined in the Recitals.

“Merger Consideration” is defined in Section 2.7(c).

“Merger Sub” is defined in the preamble of this Agreement.

“Merger Sub Common Stock” means the common stock, par value $0.0001 per share, of Merger Sub.

“Milestone Payments” means the Development Milestone Payments and the Commercial Milestone Payments.

“Milestone Products” means [***].

“Most Recent Balance Sheet” is defined in Section 3.7.

“Most Recent Balance Sheet Date” is defined in Section 3.7.

“NCH” is defined in Section 2.3(a)(ix).

“Net PRV Proceeds” means the proceeds (or, with respect to any non-cash proceeds, an amount in cash equal to the fair value of such non-cash proceeds) from the sale of a Priority Review Voucher to a Third Party as contemplated by Section 2.13, less reasonable out-of-pocket transaction-related costs and expenses (including fees or commissions of any investment banker, broker, finder, consultant or intermediary in connection with such sale, but excluding any Taxes and excluding, for the avoidance of doubt, any amounts payable to RBC under the RBC Agreement and pursuant to Section 2.13(b)(iii)) incurred by Buyer in connection with such sale.

“Net Sales” means [***].

“Net Sales Report” is defined in Section 2.14(a)(i).

“NDA” means a new drug application submitted to and approved by the FDA pursuant to 21 C.F.R. Part 314 (as amended from time to time) with respect to the Company Products, and all amendments, supplements, variations, extensions and renewals thereof that may be submitted with respect to the foregoing, including all documents, data and other information concerning the applicable drug which are necessary for approval to market such drug, and any equivalent application submitted to any other health authority.

“OFAC” is defined in Section 3.25.

“Off-the-Shelf Software License” means any license in respect of generally commercially available, “off-the-shelf” software from third parties on general commercial terms used by the Company that (i) is not material to the Business, (ii) is not redistributed by or in connection with the Business or incorporated in or necessary for the development of any Company Product, (iii) continues to be widely available on such commercial terms as of the Closing Date, (iv) involves license, maintenance, support, or other fee, royalty or other consideration of less than $25,000 per year in the aggregate and (v) is not open source software.

“Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past practice.

“Outstanding Shares” means the sum of the total number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, calculated on an as converted to Common Stock basis.

“Overpayment Amount” is defined in Section 2.12(f)(iii).

“Overpayment Shortfall” is defined in Section 2.12(f)(iii).

“Party” or “Parties” means Buyer, Merger Sub, the Company and the Shareholders’ Representative.

“Patents” means any patent and any patent application, and all priority applications, international applications, substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal or Patent Term Extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.

“Patent Term Extension” means any patent term extension under 35 U.S.C. §156 or any non-U.S. counterpart or equivalent of the foregoing, including supplemental protection certificates and any other extensions that are available as of the Effective Time or become available in the future.

“Paying Agent” means American Stock Transfer & Trust Company, LLC.

“Paying Agent Agreement” means the agreement between the Buyer and the Paying Agent relating to the transactions contemplated hereby, in the form attached hereto as Exhibit C.

“Per Share Closing Payment” means an amount per share that equals (i) the Closing Payment divided by (ii) the number of Outstanding Shares determined as of immediately prior to the Effective Time.

“Permit” means any federal, state or local, domestic or foreign, governmental consent, approval, order, authorization, certificate, filing, notice, permit, concession, registration, franchise, license or right.

“Permitted Liens” means the following: (a) statutory Liens for Taxes not yet due and payable and not otherwise in default or for Taxes being contested through appropriate proceedings for which the Company has adequate reserves in accordance with GAAP; (b) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable and not otherwise in default; and (c) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on real property if the same do not materially detract from the use or value of the property encumbered thereby, in each case of clauses (a) through (c), none of which are material to the Business, operations or financial condition of the Company so encumbered, either individually or in the aggregate.

“Person” means an individual (including the Company founders), corporation, company, partnership, limited liability company, joint venture, association, trust, business trust, Governmental Entity, unincorporated organization, a division or operating group of any of the foregoing or any other entity or organization.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date.

“Preferred Stock” means the Series Seed Preferred Stock, $0.0001 par value per share, of the Company.

“Priority Review Voucher” means a priority review voucher granted by the FDA with respect to a Milestone Product.

“Privileged Communications” is defined in Section 7.10.

“Pro Rata Capital Stock Percentage” means the percentage of the total outstanding Company Capital Stock owned by each Company Holder, as set forth on the Allocation Schedule under the heading “Pro Rata Capital Stock Percentage”.

“Pro Rata Indemnification Percentage” means, as of the date hereof, with respect to each Company Holder and recipient of a Change of Control Payment, such party’s Pro Rata

Percentage. To the extent that, after Closing, any Company Holder becomes entitled to payment for the shares of Company Capital Stock owned by such Company Holder pursuant to the Dissent Statute, the “Pro Rata Indemnification Percentage” of the Allocation Schedule shall be revised to exclude such Company Holder and the Pro Rata Indemnification Percentage for each other Company Holder and recipient of a Change of Control Payment shall be appropriately adjusted for purposes of Article 6.

“Pro Rata Percentage” means, with respect to each Company Holder and each recipient of a Change of Control Payment, the percentage set forth on the Allocation Schedule under the heading “Pro Rata Percentage”.

“Product 1” means [***].

“Product 2” means [***].

“Product 3” means [***].

“Product 6” means [***].

“Product 8” means [***].

“Proposed Final Closing Balance Sheet” is defined in Section 2.12(c).

“Proposed Final Closing Statement” is defined in Section 2.12(c).

“PRV Milestone Event” is defined in Section 2.13(b)(i).

“PRV Milestone Payment” is defined in Section 2.13(b)(i).

“Purchase Price” means $100,000,000.

“RBC” means RBC Capital Markets, LLC.

“RBC Agreement” means that certain Engagement Letter, dated as of September 6, 2018, by and between the Company and RBC.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), as amended, and any foreign and state law counterparts.

“Regulatory Approval” means all approvals necessary for the manufacture, labeling, storage, shipment, marketing, importation, exportation and sale of a Milestone Product for one or more indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, including any pricing and reimbursement approvals.

“Regulatory Authority” means the FDA, the EMA, or any other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Entity involved in the granting of any approval required by applicable Laws to promote, market and sell pharmaceutical products, including NDAs, MAAs and BLAs.

“Regulatory Authorizations” is defined in Section 3.5(b).

“Related Party” means any director, officer, employee or shareholder of the Company, or a family member of, or entity controlled by, any such Person. For the avoidance of doubt, the Foundation shall be deemed a Related Party for the purposes of this Agreement.

“Release” means any spill, discharge, leak, migration, emission, escape, injection, dumping, leaching, or other release of any Hazardous Material into the indoor or outdoor environment, whether or not intentional, and whether or not notification or reporting to any Governmental Entity was or is required at the time it initially occurred or continued to occur. Without limiting the above, Release includes the meaning of “Release” as defined under CERCLA.

“Reporting Period” is defined in Section 2.14(a)(i).

“Representative Losses” is defined in Section 2.9(d).

“Representatives” means with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“Rights Transfer Event” means any transaction consummated in which Buyer (or its Rights Transferee in a previous Rights Transfer Event) transfers, assigns, sells, licenses, sub-licenses, or otherwise grants a Third Party the right to commercialize any Milestone Product either throughout the world or in any particular country or region, whether by way of merger, sale of stock, sale of assets, license or other disposition (other than pursuant to a distribution agreement with a Third Party Distributor).

“Rights Transferee” means a Third Party transferee, assignee, purchaser, licensee, or sublicensee in a Rights Transfer Event.

“Sales Milestone Event” is defined in Section 2.13(b).

“Sales Milestone Payment” is defined in Section 2.13(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Group” is defined in Section 7.10.

“Seller Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the transactions contemplated by this Agreement or in connection with or in anticipation of any alternative transactions considered by the Company to the extent such costs, fees and expenses are payable or reimbursable by the Company and unpaid or unreimbursed as of the Closing (whether or not yet invoiced), including (a) all fees and expenses payable to RBC as of the Closing and all other brokerage fees, commissions, finders’ fees or financial advisory fees so incurred, (b) the fees and expenses of Fenwick & West, LLP and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred, (c) the fees incurred in connection with obtaining and binding the D&O Insurance and (d) all Change of Control Payments owing as of the Closing.

“Shareholder Approval” is defined in Section 3.2(b).

“Shareholder Indemnity Threshold” is defined in Section 6.2(b)(i).

“Shareholders’ Representative” is defined in Section 2.9(a).

“Shareholders’ Representative Fund” is defined in Section 2.9(g).

“Shareholders’ Representative Fund Amount” means an amount equal to $350,000.

“Stark Law” is defined in Section 3.5(f).

“Straddle Period” means any Tax Period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, (a) any corporation more than fifty percent (50%) of whose stock of any class or classes is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Surviving Corporation” is defined in Section 2.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means: (a) any income, capital gains, branch profits, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, excise (including any excise tax under Section 4191 of the Code), value added, ad valorem, franchise, capital stock or other equity securities, profits, license, registration, withholding, employment, unemployment, disability, severance, occupation, social security (or similar including FICA), payroll, transfer, conveyance, documentary, stamp, property (real, tangible or intangible), premium, escheat and unclaimed property obligation, environmental, windfall profits, customs duties, or other taxes of any kind or any fees, charges, levies, excises, duties or assessments of any kind in the nature of taxes whatsoever, together with any interest, penalties or addition thereto; (b) any Liability for the payment of any amount of any type described in clause (a) of this sentence as a result of being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax Period; and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, or otherwise.

“Tax Law” means all currently applicable Laws relating to or regulating the assessment, determination, collection or imposition of Taxes.

“Tax Period” means any period prescribed by any Taxing Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any report, return, declaration, claim for refund, information return, statement, designation, election, notice or certificate filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of any Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or imposition of any Taxes (domestic or foreign).

“Termination Time” is defined in Section 5.7.

“Territory” means all countries, jurisdictions and territories worldwide.

“Third Party” means any Person other than Buyer or the Company or their respective Affiliates.

“Third Party Claim” is defined in Section 6.4(a).

“Third Party Distributor” means any Third Party appointed by the Buyer or its Affiliates to distribute, market, and sell a Milestone Product, with or without packaging rights, in one or more countries in the Territory, in circumstances where such Third Party purchases its requirements of the Milestone Product from the Buyer or its Affiliates for resale and takes title to such Milestone Product, but does not make any royalty, profit or revenue share, or other similar payment to the Buyer or its Affiliates with respect to its resale of such Milestone Product.

“Transaction Documents” means, collectively, this Agreement and each other document to be executed or delivered in connection with the transactions contemplated hereby.

“Transaction Expense Schedule” is defined in Section 2.3(a)(ii).

“Transfer Taxes” means all transfer, sale and use, registration, documentary or mortgage recording, value added, stamp and similar Taxes and fees (including any penalties and interest) incurred, imposed, assessed or payable in connection with or as a result of this Agreement or any transactions contemplated hereby.

“United States” or “U.S.” means the United States of America, its territories and possessions, including Puerto Rico.

“Unresolved Claim” means any Claim Notice which has not been resolved in accordance with the terms of Article 6.

“Unresolved Claim Amount” means the amount of Losses sought with respect to an Unresolved Claim.

“Written Consent” is defined in the Recitals.

Section 1.2                                    Descriptive Headings; Certain Interpretations.

(a)                                 Headings.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement.

(b)                                 Interpretations.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(i)             “or” has the inclusive meaning represented by the phrase “and/or”;

(ii)          “include”, “includes” and “including” are not limiting;

(iii)       “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iv)      “date hereof” refers to the date of this Agreement set forth in the preamble;

(v)         “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(vi)      definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)   references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented;

(viii) references to a Person are also to its permitted successors and assigns;

(ix)      references to an “Article”, “Section”, “Subsection”, “Exhibit” or “Schedule” refer to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement;

(x)         words importing the masculine gender include the feminine or neuter and, in each case, vice versa;

(xi)      “day” or “days” refers to calendar days;

(xii)   references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or, only with respect to events or developments occurring or actions taken or conditions existing after the date of such amendment, modification or issuance, after the date of this Agreement, but only to the extent such amendment or modification, to the extent it occurs after the date hereof, does not have a retroactive effect;

(xiii) the language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party; and

(xiv) all references to “dollars,” “USD” or “$” shall be references to U.S. dollars.

Section 1.3                                    Representation by Counsel.  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

ARTICLE 2

THE MERGER

Section 2.1                                    The Merger.  Subject to the receipt of the Written Consent evidencing Shareholder Approval, at the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the DGCL. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned Subsidiary of Buyer.

Section 2.2                                    Closing of the Merger.  The closing of the Merger (the “Closing”) shall be held at the offices of Fenwick & West LLP, 1211 Avenue of the Americas, 32nd Floor, New York, NY 10036, on the date hereof (the “Closing Date”).

Section 2.3                                    Certain Actions.

(a)                                 Prior to the execution hereof, the Company has delivered to Buyer the following:

(i)             the Allocation Schedule;

(ii)          a schedule setting forth all Seller Transaction Expenses (other than the Change of Control Payments), based on the Estimated Closing Statement, including the recipient of such Seller Transaction Expenses and wire transfer instructions or a mailing address for payment to be made (the “Transaction Expense Schedule”);

(iii)       a schedule setting forth all Closing Indebtedness, based on the Estimated Closing Statement, including the recipient of such Closing Indebtedness and wire transfer instructions or a mailing address for payment to be made (the “Closing Indebtedness Schedule”);

(iv)      a schedule setting forth all Change of Control Payments, including each recipient of such Change of Control Payments, the amounts to be paid to such recipient and the wire transfer instructions or mailing address for payment to be made (the “CoC Payment Schedule”);

(v)         information to enable the Paying Agent to complete required cost-basis tax reporting, as applicable, including date of acquisition, cost basis, reported gain or loss and covered/non-covered status;

(vi)      a certificate in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, pursuant to Treasury Regulations 1.897-2(h) (as described in Treasury Regulations 1.1445-2(c)(3)) stating that the Company is not as of the Closing Date and was not during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897 of the Code (the “FIRPTA Certificate”); it being understood that if the Company fails to deliver such FIRPTA Certificate, Buyer shall be entitled to treat the Company as a “United States real property holding corporation” as defined in Section 897 of the Code and withhold, or cause to be withheld, such amount as may be required to be withheld under Section 1445 of the Code;

(vii)   all appropriate payoff letters (and related UCC-3 termination statements), releases and discharges from each applicable holder of any Indebtedness or recipient of Seller Transaction Expenses;

(viii) duly executed Consulting Agreements by and between the Company, on the one hand, and each of [***] on the other hand;

(ix)      a duly executed side letter by and between the Company and Nationwide Children’s Hospital (“NCH”), in the form attached hereto as Exhibit D, providing for NCH’s agreement to transfer INDs relating to the Business;

(x)         a duly executed First Amendment to the Exclusive License Agreement between NCH and the Company;

(xi)      a duly executed agreement from each of the founders of the Company regarding each such founder’s cooperation regarding prosecution, assertion and defenses of Patents in the form attached hereto as Exhibit E; and

(xii)   the Escrow Agreement, duly executed by the Company.

(b)                                 Prior to the execution hereof, the Buyer has delivered to the Company (i) the Paying Agent Agreement, duly executed by the Paying Agent, and (ii) the Escrow Agreement, duly executed by the Escrow Agent.

(c)                                  At the Closing, Buyer shall:

(i)             deposit the Closing Payment with the Paying Agent;

(ii)          pay the Seller Transaction Expenses as set forth on the Estimated Closing Statement to the applicable recipients thereof at the wire instructions or mailing address as set forth on the Transaction Expense Schedule;

(iii)       pay the Change of Control Payments to the applicable recipients thereof at the wire instructions or mailing address as set forth on the CoC Payment Schedule;

(iv)      pay the Shareholders’ Representative Fund Amount, to the Shareholders’ Representative in accordance with Section 2.9(g);

(v)         pay (on behalf of the Company Holders and the Company, as applicable) the Closing Indebtedness as set forth on the Estimated Closing Statement to the applicable recipients thereof at the wire instructions or mailing address as set forth on the Indebtedness Schedule; and

(vi)      deposit the Indemnity Cap Amount with the Escrow Agent, pursuant to the terms set forth in the Escrow Agreement.

(d)                                 At the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL.

Section 2.4                                    Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 2.5                                    Certificate of Formation and Bylaws.  At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation of Merger Sub and the bylaws of the Surviving Corporation shall be amended and restated to be identical to the Bylaws of Merger Sub, in each case as they exist immediately prior to the Effective Time; provided, however, that at the Effective Time, Article I of the Surviving Corporation’s certificate of incorporation shall be amended and restated to read as follows; “The name of the corporation is Celenex, Inc.”.

Section 2.6                                    Directors and Officers of Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be appointed as the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their successors are duly elected and qualified. The Company will cause each of the Company’s officers and directors to resign as an officer and/or director, as applicable, effective as of the Effective Time.

Section 2.7                                    Conversion of Capital Stock.  On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company, Merger Sub or any Company Holder:

(a)                                 each issued and outstanding share of Merger Sub Common Stock shall be converted into and shall become one share of common stock, par value $0.0001 per share, of the Surviving Corporation;

(b)                                 each share of Company Capital Stock that is held by the Company as treasury stock or owned by the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor;

(c)                                  except as provided in Section 2.7(b), each share of Company Capital Stock outstanding immediately prior to the Effective Time (other than the Dissenting Shares) shall be converted into the right to receive, without interest and subject to Section 2.8 and Section 2.9, the following payments (collectively, the “Merger Consideration”):

(i)             at the Closing, the Per Share Closing Payment;

(ii)          each Company Holder’s respective Pro Rata Percentage of any cash disbursements made to Company Holders and the applicable recipients of the Change of Control Payments by the Shareholders’ Representative in accordance with Section 2.9(g);

(iii)       each Company Holder’s Pro Rata Percentage of any cash disbursements made to Company Holders and the applicable recipients of the Change of Control Payments in accordance with Section 2.12;

(iv)      each Company Holder’s respective Pro Rata Percentage of the Milestone Payments (if any) payable pursuant to Section 2.13; and

(v)         each Company Holder’s respective Pro Rata Percentage of the Indemnity Cap Amount payable pursuant to Section 6.3 and the terms of the Escrow Agreement.

(d)                                 The shares of Company Capital Stock converted into the right to receive a portion of the Merger Consideration in accordance with this Section 2.7 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive a portion of the Merger Consideration. The right of any holder of any share of Company Capital Stock to receive a portion of the Merger Consideration shall be subject to and reduced by the amount of any Tax withholding that is required under applicable Law.

Section 2.8                                    Payment Procedures.

(a)                                 Paying Agent.  At the Closing, the Buyer will deposit, or cause to be deposited, with the Paying Agent for the benefit of the Company Holders, cash in an amount equal to the Closing Payment.

(b)                                 Surrender and Payment Procedures.  As soon as reasonably practicable after the Effective Time, but no later than two (2) Business Days thereafter, the Buyer will instruct the Paying Agent to mail to each Company Holder (i) a letter of transmittal, in the form set forth in Exhibit F, which will (I) specify that delivery will be effected, and risk of loss and title to any Certificate(s) formerly representing Company Capital Stock will pass, only upon receipt of such Certificate(s) by the Paying Agent and (II) contain the release set forth in Section 2.8(f) (the “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of Certificate(s) formerly representing all the Company Capital Stock held by such Company Holder in exchange for the Merger Consideration payable to such Company Holder. Such payment is conditioned upon (A) the due execution and delivery of such Letter of Transmittal (including the release set forth in Section 2.8(f)), (B) a properly executed Form W-9 or Form W-8BEN (or W-8BEN-E) or other applicable Form W-8, if applicable, from such holder in form and substance acceptable to the Paying Agent and (C) any other documents as may be reasonably requested by the Paying Agent. After the Effective Time, within five (5) Business Days after receipt by the Paying Agent of Certificate(s), properly endorsed or otherwise in proper form for transfer, formerly representing all the Company Capital Stock held by any Company Holder for cancellation, together with such duly executed Letter of Transmittal (including the release set forth in Section 2.8(f)) and any other documents as may be reasonably requested by the Paying Agent, the Paying Agent will, in exchange therefor and in reliance on the representations and warranties herein and therein, deliver to such Company Holder a check or wire transfer in the amount that such Company Holder is entitled pursuant to the Allocation Schedule.

(c)                                  If payment of any portion of the applicable Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate(s) are registered, it will be a condition of payment that the Person requesting such payment (i) will have paid any Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the Certificate(s) surrendered, and will have established to the satisfaction of the Buyer that such Taxes have been paid, or (ii) will have established to the satisfaction of the Buyer that such Taxes are not applicable. From and after the Effective Time, until surrendered as contemplated by this Section 2.8, each Certificate formerly representing Company Capital Stock will be deemed to represent for all purposes only the right to receive the applicable consideration set forth in this Article 2, if any, in respect of such interests formerly represented thereby in accordance with the terms hereof and in the manner provided herein.

(d)                                 Termination of Fund; No Liability.  At any time following six (6) months after the Effective Time, the Buyer will be entitled to require the Paying Agent to deliver to it any funds (including any earnings received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to the Company Holders and thereafter such holders will be entitled to look only to the Buyer (subject to abandoned property, escheat or other similar Legal Requirements) and only as general creditors thereof with respect to such holder’s applicable payment, upon and subject to delivery of the duly executed applicable Letter of Transmittal, as applicable, and, with respect to any Company Holder, upon due surrender of their Certificates formerly representing such interests, without any interest thereon. Notwithstanding the foregoing, none of the Buyer, the Surviving Corporation or the Paying Agent will be liable to any Company Holder for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(e)                                  Lost, Stolen or Destroyed Certificates.  In the event any Certificate(s) has been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the holder thereof in form reasonably satisfactory to the Buyer or the Paying Agent, the Buyer will cause to be paid to such holder the payment to which such holder is entitled, as provided in this Article 2; provided, however, that the Buyer may, in its sole discretion and as a condition precedent to issuing such payment, require the owner of such lost, stolen or destroyed Certificate(s) to deliver an agreement of indemnification in form reasonably satisfactory to the Buyer and a bond in such sum as the Buyer may reasonably direct as indemnity, not to exceed the amount of the Company Holder’s Merger Consideration, against any claim that may be made against the Buyer or the Surviving Corporation with respect to the Certificate(s) alleged to have been lost, stolen or destroyed.

(f)                                   Release.  Payment to any Company Holder in accordance with the terms of this Agreement shall be conditioned upon due execution of the Letter of Transmittal, which contains the following release:

“As of the effective time of the merger, I, on behalf of myself and each of my affiliates, and all of my respective past and present agents, directors, officers, managers, employees, representatives, trustees, beneficiaries, heirs, members, stockholders, partners, successors and assigns (each a “Releasing Party”), hereby unconditionally and irrevocably release, waive and forever discharge Celenex (including as the surviving corporation), the Buyer, each of their respective affiliates, and all of their respective past and present agents, directors, officers, manages, employees, stockholders, representatives, attorneys, trustees, successors and assigns (collectively, the “Released Parties”), from any and all rights, actions, causes of action, suits, debts, sums of money, accounts, reckonings, damages, judgments, executions, losses, claims and demands whatsoever, of whatever kind or nature, under any contract, agreement, federal, state or local statute, ordinance or under common law or otherwise, that any Releasing Party ever had, has now or may have in the future (“Claims”) against any of the Released Parties (a) arising from, or relating to, my or any Releasing Party’s relationship with Celenex prior to and including the closing date of the merger or my or any Releasing Party’s status as a stockholder, director and/or officer of Celenex prior to and including the closing date of the merger, including any matters relating to, arising from, or in connection with, the Merger Agreement or any of the documents entered into in connection therewith or any transactions entered into or consummated as contemplated by the Merger Agreement or any of the documents entered into in connection therewith, the amendment to Celenex’s certificate of incorporation implemented in connection with the transactions contemplated by the Merger Agreement, or the processes followed to approve, or the approvals of, any of the foregoing by Celenex’s board of directors or stockholders (including any claims relating to the fulfillment or breach of the fiduciary duties of Celenex’s current or future board of directors or stockholders), or (b) arising from, or relating to, during or in connection with any time prior to and including the closing date of the merger out of any events, acts or omissions relating to Celenex, in each case whether known or unknown as of the date hereof (collectively (a) and (b), the “Released Claims”); provided, however, that the Released Claims shall not include any (i) rights of me or any Releasing Party to receive the merger consideration under the Merger Agreement, (ii) Claims arising from any rights of indemnification, contribution, advancement of expenses or insurance coverage or protection that I or any Releasing Party has or had pursuant to contract or the certificate of incorporation or bylaws of Celenex (including any officer or director indemnification agreement) and (iii) Claims arising from any rights or obligations under any intellectual property licensing agreement entered into between the Company and any Releasing Party.

Section 2.9                                    Shareholders’ Representative.

(a)                                 By voting in favor of or consenting to the Merger or by surrendering or delivering to the Paying Agent or the Company (or its designee payroll service provider), as applicable, an executed Letter of Transmittal (including the release set forth in Section 2.8(f)) in exchange for the consideration to be paid in accordance with this Agreement, each Company Holder irrevocably approves the depositing of the funds held in the Shareholders’ Representative Fund and the constitution and appointment of, and hereby irrevocably constitutes and appoints Shareholder Representative Services LLC, a Colorado limited liability company, as the sole, exclusive, true and lawful agent, representative and attorney-in-fact of all Company Holders and each of them (the “Shareholders’ Representative”) for all purposes and with respect to any and all matters relating to, arising out of, or in connection with, this Agreement and any agreements ancillary hereto, including for purposes of taking any action or omitting to take any action on behalf of each Company Holder hereunder to:

(i)             execute and deliver this Agreement and all amendments, waivers, ancillary agreements, certificates and documents that the Shareholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and any agreements ancillary hereto;

(ii)          receive and administer the Shareholders’ Representative Fund as set forth herein;

(iii)       do or refrain from doing any further act or deed on behalf of the Company Holders that the Shareholders’ Representative deems necessary or appropriate in its discretion relating to the subject matter of this Agreement as fully and completely as the Company Holders could do if personally present;

(iv)      administer the defense or settlement of any disputes regarding the Closing Payment adjustment pursuant to Section 2.12 and agreeing to or negotiating the Final Closing Balance Sheet and Final Closing Payment;

(v)         administer the defense or settlement of any disputes regarding any Milestone Payments pursuant to Section 2.13;

(vi)      administer the defense or settlement of any disputes regarding any Indemnity Claim pursuant to Article 6;

(vii)   give any written direction to the Paying Agent;

(viii)                                                give or receive notices to be given or received by the Company Holders under this Agreement and any agreements ancillary hereto (except to the extent that this Agreement or any agreements ancillary hereto expressly contemplate that any such notice shall be given or received by each Company Holder individually); and

(ix)      receive service of process in connection with any claims under this Agreement and any agreements ancillary hereto.

(b)                                 All actions, notices, communications and determinations by or on behalf of the Company Holders shall be given or made by the Shareholders’ Representative and all such actions, notices, communications and determinations by the Shareholders’ Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all Company Holders, and no Company Holder shall have the right to object, dissent, protest or otherwise contest the same. Without limiting the rights and obligations of the Company, Buyer and Merger Sub under this Agreement, the Shareholders’ Representative shall be entitled to: (i) rely upon the Estimated Closing Statement, Allocation Schedule, the Transaction Expense Schedule, the Closing Indebtedness Schedule and the CoC Payment Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Holder.

(c)                                  The Shareholders’ Representative may resign at any time. If the Shareholders’ Representative resigns, dies or becomes legally incapacitated, then a majority of the Company Holders and the applicable recipients of the Change of Control payments, based on their respective Pro Rata Percentages, shall promptly designate in writing to Buyer a single Person to fill the Shareholders’ Representative vacancy as the successor Shareholders’ Representative hereunder. If at any time there shall not be a Shareholders’ Representative or the Company Holders fail to designate a successor Shareholders’ Representative, then Buyer may have a court of competent jurisdiction appoint a Shareholders’ Representative hereunder. A majority of the Company Holders and the applicable recipients of the Change of Control payments, based on their respective Pro Rata Percentages, may also replace the Person serving as the Shareholders’ Representative from time to time and for any reason upon at least ten (10) days’ prior written notice to Buyer.

(d)                                 The Shareholders’ Representative shall act for the Company Holders on all of the matters set forth in this Agreement in the manner the Shareholders’ Representative reasonably believes to be in the best interest of the Company Holders. The Shareholders’ Representative is authorized to act on behalf of the Company Holders notwithstanding any dispute or disagreement among the Company Holders. In taking any actions as Shareholders’ Representative, the Shareholders’ Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person the Shareholders’ Representative reasonably believes to be authorized thereunto. The Shareholders’ Representative will incur no liability of any kind with respect to any action or omission by the Shareholders’ Representative in connection with the Shareholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Shareholders’ Representative’s bad faith, gross negligence or willful misconduct. The Shareholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Holders and the applicable recipients of the Change of Control Payments (severally, and not jointly, in accordance with their respective Pro Rata Percentages) will indemnify, defend and hold harmless the Shareholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Shareholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the bad faith, gross negligence or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representative will reimburse the Company Holders the amount of such indemnified Representative Loss to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Shareholders’ Representative by the Company Holders, any such Representative Losses may be recovered by the Shareholders’ Representative from (i) the funds in the Shareholders’ Representative Fund, after payment of any amount required pursuant to Section 2.12(f)(iii), (ii) the amounts payable to the Company Holders and the applicable recipients of the Change of Control Payments pursuant to Section 2.12(f)(ii) at such time as such amounts would otherwise be distributable to the Company Holders and the applicable recipients of the Change of Control Payments, (iii) the amounts in the Escrow Account at such time as remaining amounts would otherwise be distributable to the Company Holders and the applicable recipients of the Change of Control Payments and (iv) any Milestone Payments at such time as any such amounts would otherwise be distributable to the Company Holders and the applicable recipients of the Change of Control Payments; provided, that while this section allows the Shareholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholders’ Representative be required to advance its own funds on behalf of the Company Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholders’ Representative under this section. The foregoing exculpation and indemnities will survive the Closing, the resignation or removal of the Shareholders’ Representative or the termination of this Agreement. Except for this Agreement and any agreements ancillary hereto, the Shareholders’ Representative has not entered into any Contract, arrangement or understanding with the Company or any Company Holder, and the Company Holders do not have any requirements, prerequisites or veto rights in connection with the Shareholders’ Representative’s fulfillment of its obligations or exercise of its rights under this Agreement.

(e)                                  The Shareholders’ Representative shall treat confidentially any nonpublic information disclosed to it pursuant to this Agreement and shall not use such nonpublic information other than in the performance of its duties as the Shareholders’ Representative. In addition, the Shareholders’ Representative shall not disclose any nonpublic information disclosed to it pursuant to this Agreement to anyone except as required by Law; provided that (i) the Shareholders’ Representative may disclose such nonpublic information to employees, legal counsel, advisors, agents and consultants of the Shareholders’ Representative and to the Company Holders, in each case who have a need to know such information, provided that such persons are under an obligation of confidentiality and non-use in its capacity as such and (ii) the Shareholders’ Representative (or legal counsel or other advisor to whom information is disclosed pursuant to clause (i) above) may disclose such nonpublic information disclosed to the Shareholders’ Representative pursuant to this Agreement in any Action relating to this Agreement or the transactions contemplated hereby (or, in either case, discussion in preparation therefor).

(f)                                   Buyer shall be entitled to rely on the authority of the Shareholders’ Representative as the agent, representative and attorney-in-fact of the Company Holders for all purposes under this Agreement and shall have no liability for any such reliance. No Company Holder may revoke the authority of the Shareholders’ Representative except as set forth in Section 2.9(b). Each Company Holder, by voting in favor of or consenting to the Merger or by surrendering or delivering a Certificate or an affidavit in lieu thereof to the Paying Agent or the Company (or its designee payroll service provider), as applicable, along with an executed Letter of Transmittal (including the release set forth in Section 2.8(f)) hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by the Shareholders’ Representative in the exercise of the power-of-attorney granted to the Shareholders’ Representative pursuant to this Section 2.9, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive (i) the death, bankruptcy, liquidation, incapacity or incompetence of such Company Holder and (ii) the delivery of an assignment by any Company Holder of the whole or any fraction of his, her or its interest in any Milestone Payment.

(g)                                  At the Closing, Buyer shall pay the Shareholders’ Representative Fund Amount to the Shareholders’ Representative, which shall be maintained by the Shareholders’ Representative in a segregated account (the aggregate amount of cash so held by the Shareholders’ Representative from time to time, the “Shareholders’ Representative Fund”). The Shareholders’ Representative will hold these funds separate from its funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Company Holders shall not receive interest or other earnings on the Shareholders’ Representative Fund and the Company Holders irrevocably transfer and assign to the Shareholders’ Representative any ownership right that they may have in any interest or other earnings that may accrue on funds held in the Shareholders’ Representative Fund. The Company Holders acknowledge that the Shareholders’ Representative is not providing any investment supervision, recommendations or advice. The Shareholders’ Representative shall have no responsibility or liability for any loss of principal of the Shareholders’ Representative Fund other than as a result of its bad faith, gross negligence or willful misconduct. For Tax purposes, the Shareholders’ Representative Fund shall be treated in accordance with Section 5.1(f). The Shareholders’ Representative shall be reimbursed for reasonable out-of-pocket expenses (including the reasonable fees and expenses of counsel) pursuant to this Agreement and the agreements ancillary hereto from the Shareholders’ Representative Fund; provided that if the Shareholders’ Representative Fund is insufficient to pay such expenses, then the Shareholders’ Representative shall be paid or reimbursed directly from the Company Holders and the applicable recipients of the Change of Control Payments on a several basis (and not a joint and several basis) according to their respective Pro Rata Percentages.

(h)                                 Upon the determination of the Shareholders’ Representative that the Shareholders’ Representative Fund is no longer necessary in connection with defending claims for indemnification of the Shareholders’ Representative and other post-Closing matters pursuant to this Section 2.9, the Shareholders’ Representative shall deposit the remaining balance with the Paying Agent for further distribution to the Company Holders and the applicable recipients of the Change of Control Payments according to their respective Pro Rata Percentages. The Paying Agent shall make payments to the Company Holders, the applicable recipients of the Change of Control Payments and the Surviving Corporation pursuant to the Allocation Schedule. Any portion of the Shareholders’ Representative Fund that remains undeliverable or unclaimed after six (6) months of the initial delivery attempt (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity by Law) shall become, to the extent permitted by Law, including any abandoned property, escheat or similar Law, the property of Buyer, free and clear of any claims or interest of any Person previously entitled thereto. The Shareholders’ Representative Fund shall not be available to Buyer to satisfy any claims in connection with this Agreement or the transactions contemplated hereby. Any payments as may be required by the Shareholders’ Representative to be made directly to it by any Company Holder or recipient of a Change of Control Payment pursuant to this Agreement or any other agreement shall be paid in accordance with such party’s Pro Rata Percentage.

(i)                                     The Shareholders’ Representative represents and warrants to the Company, Buyer and Merger Sub that (i) it has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution and delivery by the Shareholders’ Representative of this Agreement has been duly authorized by all necessary limited liability company or similar action and no other proceedings are necessary to authorize the execution and delivery of this Agreement, and (iii) this Agreement has been duly executed and delivered by the Shareholders’ Representative and, assuming due authorization, execution and delivery by the other Parties, constitutes a valid, legal and binding obligation of the Shareholders’ Representative in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 2.10                             Close of Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, no shares of Company Capital Stock shall be deemed to be outstanding, and the holders of shares of Company Capital Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided herein or by applicable Law. If, after the Effective Time, shares of Company Capital Stock are presented to the Paying Agent, Buyer or the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2.

Section 2.11                             Dissenting Shares.

(a)                                 Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder of Company Capital Stock who: (i) voted against the Merger (if submitted for approval at a meeting of stockholders); (ii) did not consent in writing to the Merger (if submitted for approval by written consent in lieu of a meeting); or (iii) has not otherwise contractually waived its rights of dissent and appraisal, and, in each case, who has exercised and perfected its rights of dissent and appraisal for such shares in accordance with the Dissent Statute and has not effectively withdrawn or lost such rights of dissent and appraisal (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Company Capital Stock set forth in Section 2.7, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the Dissent Statute. Each holder of Dissenting Shares who, pursuant to the Dissent Statute, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the Dissent Statute (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).

(b)                                 Notwithstanding the provisions of Section 2.11(a), if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s rights to dissent and appraisal under the Dissent Statute, or a court of competent jurisdiction determines that such holder is not entitled to relief provided under the Dissent Statute, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in Section 2.7, without interest, following surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 2.8 or, in the case of a lost, stolen, mutilated, defaced or destroyed certificate, upon delivery of the documents, if required, described in Section 2.8.

(c)                                  After the Effective Time, the Surviving Corporation shall give the Shareholders’ Representative prompt notice of any written demands for appraisal, negotiations between the Surviving Corporation and any holders of Dissenting Shares, withdrawals of demands for appraisal and any other related instruments served on or by the Surviving Corporation.

Section 2.12                             Closing Payment Adjustment.

(a)                                 Estimated Closing Balance Sheet and Estimated Closing Statement.  Prior to the date hereof, the Company prepared in good faith and provided to Buyer an estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”), together with a statement setting forth in reasonable detail its good faith estimate of the estimated Closing Indebtedness Amount, the estimated Closing Cash Amount, and the estimated Seller Transaction Expenses (the “Estimated Closing Statement”). The Estimated Closing Balance Sheet and the Estimated Closing Statement were prepared in accordance with the Accounting Principles.

(b)                                 Estimated Closing Payment.  The amount of the Closing Payment has been calculated using the estimated Closing Indebtedness Amount, the estimated Closing Cash Amount, and the estimated Seller Transaction Expenses set forth in the Estimated Closing Statement, which shall be subject to a “true-up” adjustment after the Closing pursuant to Section 2.12(f).

(c)                                  Proposed Final Closing Balance Sheet and Proposed Final Closing Statement. Not later than sixty (60) days after the Closing Date, Buyer shall prepare or cause to be prepared, and deliver to the Shareholders’ Representative, a balance sheet of the Company as of the close of business on the date immediately preceding the Closing Date, (the “Proposed Final Closing Balance Sheet”), together with a statement setting forth in reasonable detail its proposed final determination of the Closing Indebtedness Amount, the Closing Cash Amount, and the Seller Transaction Expenses (the “Proposed Final Closing Statement”). The Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement will be prepared in accordance with the Accounting Principles and in accordance with the definitions in this Agreement. Notwithstanding anything to the contrary in this Agreement, any calculations with respect to Taxes in the Estimated Closing Statement and the Final Closing Statement shall be calculated as of the end of the day on the Closing Date taking into account the effect of the transactions contemplated by this Agreement. The Shareholders’ Representative and its Representatives shall have reasonable access during reasonable business hours to the work papers and other to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Surviving Corporation for purposes of assisting the Shareholders’ Representative and its Representatives in their review of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement and the Buyer shall cooperate with the Shareholders’ Representative and its Representatives in good faith in connection with such review.

(d)                                 Dispute Notice. The Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement will be final, conclusive and binding on the Parties unless the Shareholders’ Representative provides a written notice (a “Dispute Notice”) to Buyer no later than the twentieth (20th) Business Day after the delivery to the Shareholders’ Representative of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement. Any Dispute Notice must set forth in reasonable detail (i) any item on the Proposed Final Closing Balance Sheet or the Proposed Final Closing Statement which the Shareholders’ Representative believes has not been prepared in accordance with this Agreement and the correct amount of such item and (ii) the Shareholders’ Representative’s alternative calculation of the Closing Indebtedness Amount, the Closing Cash Amount, and the Seller Transaction Expenses, as applicable. For the avoidance of doubt, any item not included in the Dispute Notice shall be considered final and binding.

(e)                                  Resolution of Disputes.  Buyer and Shareholders’ Representative will attempt to promptly resolve the matters raised in any Dispute Notice in good faith. If Buyer and Shareholders’ Representative have not resolved the matters raised in any Dispute Notice, within ten (10) Business Days after the date of delivery of any Dispute Notice pursuant to Section 2.12(d) either Buyer or Shareholders’ Representative may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the disputed items to PricewaterhouseCoopers LLP or another nationally recognized independent accounting firm chosen jointly by Buyer and the Shareholders’ Representative (the “Accounting Firm”). In the event that PricewaterhouseCoopers LLP has not agreed to act as the Accounting Firm and an alternative Accounting Firm has not been selected by mutual agreement of Buyer and the Shareholders’ Representative within ten (10) Business Days following the giving of the Dispute Submission Notice, each of Buyer and the Shareholders’ Representative shall promptly select an accounting firm and promptly cause such two accounting firms to mutually select a third independent accounting firm to act as the Accounting Firm within twenty (20) Business Days of the giving of the Dispute Submission Notice. The Accounting Firm will act as an arbitrator to determine, based solely on presentations by Buyer and the Shareholders’ Representative (and including the opportunity for each of the Buyer and the Shareholders’ Representative to comment upon the presentations of the other), and not by independent review, only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice, and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement. In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes and the industry in which the Surviving Corporation operates shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision. In no event shall the decision of the Accounting Firm provide for a calculation of the Closing Indebtedness Amount, the Closing Cash Amount or the Seller Transaction Expenses that is less than the calculation thereof shown in the Proposed Final Closing Statement or greater than the Shareholders’ Representative’s alternative calculation thereof shown in the Dispute Notice. The fees and expenses of the Accounting Firm shall be borne equally by Buyer and the Shareholders’ Representative (on behalf of the Company Holders). The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the Parties. As used herein, the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the Parties and the decision of the Accounting Firm, in each case, pursuant to this Section 2.12(e), are referred to herein as the “Final Closing Balance Sheet” and the “Final Closing Statement”, respectively. Each of the Parties agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement, and in any event within thirty (30) days after submission of the matter to the Accounting Firm.

(f)                                   Closing Payment Adjustment.  If any of the Closing Indebtedness Amount, the Closing Cash Amount or the Seller Transaction Expenses (as finally determined pursuant to this Section 2.12 and as set forth in the Final Closing Statement) differs from the estimated amount thereof set forth in the Estimated Closing Statement, the following shall occur:

(i)             the Closing Payment shall be recalculated using the Closing Indebtedness Amount, the Closing Cash Amount or the Seller Transaction Expenses, as applicable, in the Final Closing Statement in lieu of the Closing Indebtedness Amount, the Closing Cash Amount or the Seller Transaction Expenses (which adjustment shall take into account any recalculations to the Closing Indebtedness Amount or the Closing Cash Amount), as applicable, in the Estimated Closing Statement (such recalculated Closing Payment, the “Final Closing Payment”);

(ii)          if the Final Closing Payment exceeds the Closing Payment paid at Closing, Buyer shall, within five (5) Business Days, deliver or cause to be delivered to the Paying Agent by wire transfer of immediately available funds, the amount of such excess for further disbursement to the Company Holders and the applicable recipients of the Change of Control Payments (pro rata in accordance with their respective Pro Rata Percentages as set forth on the Allocation Schedule); or

(iii)       if the Final Closing Payment is less than the Closing Payment paid at Closing (such shortfall, the “Overpayment Amount”), (A) Buyer and the Shareholders’ Representative shall instruct the Escrow Agent to, within five (5) Business Days, remit the first $1,000,000 of the Overpayment Amount (or if the Overpayment Amount is less than $1,000,000, the entire amount of the Overpayment Amount) from the amount available in the Escrow Account, by wire transfer of immediately available funds to the account designated by Buyer and (B) if the Overpayment Amount is greater than $1,000,000, at Buyer’s option (1) Buyer and the Shareholders’ Representative shall instruct the Escrow Agent to, within five (5) Business Days, remit all or a portion of the Overpayment Amount in excess of $1,000,000 from the amount available in the Escrow Account, by wire transfer of immediately available funds to the account designated by Buyer, (2) Buyer may apply set-off in respect of all or a portion of the Overpayment Amount in excess of $1,000,000 pursuant to Section 6.6 or (3) a combination of clauses (1) and (2).

Section 2.13                             Milestone Payments.

(a)                                 Development Milestones. Buyer shall make the payments described in Table 1 below (each, a “Development Milestone Payment”), after deducting the amount payable in connection therewith to RBC as provided in Section 2.13(a)(ii) below, following first achievement or first occurrence by the Company, its Affiliates, or a Rights Transferee of the corresponding event with respect to the indicated Milestone Product (each a “Development Milestone Event”) described in the row to the left of such payment in Table 1.

Table 1

No.	Development Milestone Event	Development Milestone Payment
1.	[***]	$	[***]
2.	[***]	$	[***]
3.	[***]	$	[***]
4.	[***]	$	[***]
5.	[***]	$	[***]
6.	[***]	$	[***]

7.	[***]	$	[***]
8.	[***]	$	[***]
9.	[***]	$	[***]
10.	[***]	$	[***]
11.	[***]	$	[***]
12.	[***]	$	[***]
13.	[***]	$	[***]
14.	[***]	$	[***]

(i)             In no event shall any of the Development Milestone Payments be paid more than once.

(ii)          The Buyer shall deliver, or cause to be delivered, written notice to the Shareholders’ Representative of the achievement of any Development Milestone Event no later than ten (10) Business Days after the occurrence thereof, and, within ten (10) Business Days of the delivery of such notice, the Buyer shall pay to the Paying Agent, for further disbursement to the Company Holders and the applicable recipients of the Change of Control Payments (pro rata in accordance with their respective Pro Rata Percentages, as set forth on the Allocation Schedule), the applicable Development Milestone Payment, net of any amounts payable by the Company to RBC in respect of such Development Milestone Payment pursuant to the RBC Agreement as determined in good faith by the Company (which amounts shall be paid by Buyer to RBC). Each such payment will be made by wire transfer of immediately available funds to the Paying Agent for further disbursement to the Company Holders and the applicable recipients of the Change of Control Payments.

(b)                                 Commercial Milestone Payments.  Buyer shall make the payments described in Table 2 below (each, a “Sales Milestone Payment”), after deducting the amount payable in connection therewith to RBC as provided in Section 2.13(b)(iii) below with respect to Milestone Products when annual worldwide Net Sales of the Milestone Products by the Company, its Affiliates, or its Rights Transferees in a given calendar year first exceed the indicated dollar value (each a “Sales Milestone Event”).

Table 2

No.	Sales Milestone Event	Sales Milestone Payment
1.	[***]	$	[***]
2.	[***]	$	[***]

(i)             If one or more Priority Review Vouchers has been granted with respect to any Milestone Product candidate (a “PRV Milestone Event” and together with the Sales Milestone Events, the “Commercial Milestone Events”), then with respect to each such Priority Review Voucher, (A) upon the sale of such Priority Review Voucher to a Third Party, Buyer shall pay an aggregate amount equal to fifty percent (50%) of the Net PRV Proceeds from such sale or (B) should Buyer or its Affiliates elect to use such Priority Review Voucher rather than sell or transfer it to a Third Party, Buyer shall pay an amount equal to fifty percent (50%) of the average value of the last three (3) publicly disclosed priority review voucher sales at the time of use; provided, that, in the event that Buyer shall have publicly marketed such Priority Review Voucher for sale in good faith, the amount determined pursuant to the preceding clause (B) shall be fifty percent (50%) of the average value of the last three (3) publicly disclosed priority review voucher sales at the time of use and the highest bona-fide written offer received from a potential buyer of the Priority Review Voucher; provided, further, that, in the event that such marketing period commences more than twelve (12) months after the last publicly disclosed priority review voucher sale, the amount determined pursuant to the preceding clause (B) shall be the highest bona-fide written offer received from a potential buyer of the Priority Review Voucher (in the event of (A) or (B), the “PRV Milestone Payment” and together with the Sales Milestone Payments, the “Commercial Milestone Payments”). For the avoidance of doubt, Buyer’s inability to sell or use the PRV, including as a result of Legal Requirements, shall not give rise to any PRV Milestone Payment.

(ii)          Each Sales Milestone Payment is payable only once, regardless of the number of times the Milestone Products achieve the corresponding Sales Milestone Event.

(iii)       The Buyer shall pay to the Paying Agent for further disbursement to the Company Holders and the applicable recipients of the Change of Control Payments (pro rata in accordance with their respective Pro Rata Percentages, as set forth on the Allocation Schedule), the applicable Commercial Milestone Payment, net of any amounts payable by the Company to RBC in respect of such Commercial Milestone Payment pursuant to the RBC Agreement as determined in good faith by the Company (which amounts shall be paid by Buyer to RBC), as promptly as practicable and in no event more than ten (10) Business Days following the delivery of the Net Sales Report indicating that such Commercial Milestone Event has been achieved (or, if applicable, no later than ten (10) Business Days following the delivery by the Accounting Firm of an audit report containing a final determination of the Accounting Firm). Each such payment will be made by wire transfer of immediately available funds to the Paying Agent for further disbursement to the Company Holders and the applicable recipients of the Change of Control Payments.

(iv)      If more than one Commercial Milestone Event described in this Section 2.13(b) is achieved during the same calendar year, the Buyer shall pay each Commercial Milestone Payment that corresponds to such Commercial Milestone Events.

Section 2.14                             Net Sales Reporting and Audit Rights.

(a)                                 Written Report and Audit Rights.

(i)             Until [***] (the “Reporting Period”), Buyer will provide the Shareholders’ Representative with a written report within ninety (90) days after the conclusion of each calendar year setting forth the aggregate Net Sales of the Milestone Products during the preceding calendar year (the “Net Sales Report”); provided that the reports, schedules, forms, statements and other documents filed or furnished by Buyer with or to the SEC shall be deemed to satisfy this reporting obligation if such information is disclosed therein. If the Buyer determines that a Commercial Milestone Event has been achieved during any calendar year, the Buyer shall include a notice in the Net Sales Report that such Commercial Milestone Event has been achieved. The Buyer shall keep (and shall cause its Affiliates, including the Surviving Corporation to keep), for so long as required under Buyer’s internal records retention policies, books and records pertaining to the Net Sales of the Milestone Product with respect to each calendar year.

(ii)          During the Reporting Period and for a period of one (1) year thereafter, the Shareholders’ Representative (on behalf of the Company Holders) may engage the Accounting Firm to review Buyer’s books and records pertaining to the Net Sales of the Milestone Product for the purposes of confirming whether a Commercial Milestone Payment has been achieved for the prior calendar year and the Buyer’s compliance with the Commercial Milestone Payments provisions of this Agreement, in accordance with the other provisions of this Section 2.14.

(iii)       No earlier than forty-five (45) days following the Shareholders’ Representative’s request of an audit pursuant to this Section 2.14, Buyer shall afford the Accounting Firm reasonable access to and an opportunity to examine such books and records of the Buyer as it reasonably requests, during regular business hours, in a manner designed to avoid disruption to the Buyer’s business and subject to execution and delivery to Buyer of a confidentiality agreement reasonably acceptable to Buyer for the sole purpose of determining compliance with the Commercial Milestone Payments provisions of this Agreement.

(iv)      Each of the Shareholders’ Representative and the Buyer will be entitled to receive (substantially simultaneously) a full written report of the Accounting Firm with respect to its findings directly from the Accounting Firm.

(v)         The Shareholders’ Representative (on behalf of the Company Holders) will bear the full cost of such audit, unless such audit discloses that a Commercial Milestone Event was achieved but not reported by the Buyer, in which case, the Buyer shall bear the reasonable cost of the Accounting Firm for such audit not to exceed $50,000.

(vi)      In the event of any dispute between the Shareholders’ Representative and Buyer regarding the findings of an audit under this Section 2.14(a), the Shareholders’ Representative and Buyer will initially attempt in good faith to resolve the dispute amicably between themselves, and if the Shareholders’ Representative and Buyer are unable to resolve such dispute within thirty (30) days after delivery to both of them of the Accounting Firm’s report, Buyer will select, subject to the Shareholders’ Representative’s consent, such consent not to be unreasonably withheld, conditioned or delayed, an internationally recognized independent certified public accounting firm (other than the Accounting Firm) to resolve such dispute. Such accounting firm shall act as an arbitrator to determine, based solely on presentations by Buyer and the Shareholders’ Representative (and including the opportunity for each of the Buyer and the Shareholders’ Representative to comment upon the presentations of the other), and not by independent review, only those items in dispute. Such accounting firm’s determination will be binding on both Parties absent manifest error by such accounting firm.

(vii)   The Shareholders’ Representative’s exercise of its audit rights under this Section 2.14 may not (A) be conducted with respect to any calendar year more than two (2) years after the end of such calendar year, (B) be conducted more than once in any twenty-four (24) month period (unless a previous audit during such twelve (12) month period revealed a material underpayment with respect to such period), or (C) be repeated for any calendar year.

(b)                                 Following the Closing, by execution of this Agreement, Buyer agrees that it, the Surviving Corporation and their Affiliates and transferees shall use Commercially Reasonable Efforts to develop and commercialize the Milestone Products.

(c)                                  After the Closing, no Company Holder or applicable recipient of a Change of Control Payment may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of any Milestone Payment that becomes due and payable in accordance with this Section 2.14, other than (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the right to receive the Milestone Payment or portion thereof is to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order; (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) to any other Company Holder; (vi) in the case of any Company Holder that is a partnership, corporation, limited liability company, trustee or similar entity, (x) to one or more partners, stockholders, members, beneficiaries or similar owners of or investors in such Company Holder or (y) to a successor entity upon the sale of substantially all of the assets of such Company Holder; or (vii) to any Person who has irrevocably constituted and appointed the Shareholders’ Representative to act as such Person’s sole, exclusive, true and lawful agent, representative and attorney-in-fact with respect to such right; provided that in the case of this clause (vii) advanced written notice no later than two (2) Business Days prior to such appointment and transfer shall be provided to Buyer. No recipient of the right to receive any portion of any Milestone Payment from a Company Holder in accordance with this Section 2.14(c) may further transfer such right without the prior written consent of Buyer. Any transfer in violation of this Section 2.14(c) shall be null and void and shall not be recognized by Buyer or the Surviving Corporation.

(d)                                 Currency Exchange.  Buyer’s then current standard exchange rate methodology will be employed for the translation of foreign currency sales into dollars, provided that such methodology is used by Buyer in the translation of its foreign currency operating results, is consistent with GAAP, and is audited by Buyer’s independent certified public accountants in connection with the audit of the consolidated financial statements of Buyer, and is used for Buyer’s external reporting of foreign currency operating results.

Section 2.15                             Withholding.  Notwithstanding anything in this Agreement to the contrary, each of Buyer, the Surviving Corporation, the Paying Agent and any other applicable withholding agent, will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount payable or consideration otherwise deliverable pursuant to or as contemplated by this Agreement to any Company Holders, recipients of Change of Control Payments or any other Person, such amounts as are required to be deducted and withheld therefrom under the Law. Any such Tax deducted and withheld on amounts payable or consideration otherwise deliverable under this Agreement that is paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to any such Company Holder or other recipient. Notwithstanding anything to the contrary in this Agreement, all compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement shall be payable through the payroll process of the Surviving Corporation (or any third party payroll agent of the Surviving Corporation) in accordance with applicable payroll procedures.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that, except as disclosed by the Company in the Disclosure Schedule delivered on the date hereof, the following statements are true and correct as of the date hereof, provided that, any exception set forth in a section or subsection of the Disclosure Schedule shall be deemed to be disclosed solely for purposes of, and shall solely qualify, such section or subsection of this Agreement and any other section or subsection of this Agreement where it is reasonably apparent on the face of such exception that such exception would be applicable to such other section or subsection:

Section 3.1                                    Organization and Standing; No Subsidiaries.

(a)                                 The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power and authority and possesses all Permits necessary to enable it to use its corporate or other name and to own or lease or otherwise hold and operate its assets and properties and to carry on its business as now being conducted and as currently proposed by its management to be conducted; and (iii) is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the nature of its business or its ownership, leasing or operation of its properties makes such qualification, licensing or registration necessary, except where failure to so qualify would not result in a Material Adverse Effect on the Company. The Company has made available in the Data Room to Buyer and its Representatives true, complete and correct copies of its Constitutive Documents, as amended. The Company is not in violation of any provision of its Constitutive Documents.

(b)                                 The Company has no, and has never had any, Subsidiaries.

(c)                                  Power and Authority; Binding Agreement.  Subject to obtaining Shareholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby other than the (a) the Shareholder Approval and (b) the filing of the Certificate of Merger with the offices of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other Parties, constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.2                                    Authorization.

(a)                                 The board of directors of the Company, at a meeting duly called and held at which all directors of the Company were present or pursuant to an action by written consent, duly and unanimously adopted resolutions: (i) approving and declaring advisable the Merger, this Agreement and the other transactions contemplated hereby; (ii) determining that the Merger Consideration is fair to the Company Holders and declaring that the Merger, this Agreement and the other transactions contemplated hereby are in the best interests of the Company Holders; (iii) adopting this Agreement; (iv) authorizing the Company to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement; (v) directing that the Merger and this Agreement be submitted to the Company Holders at a meeting or by written consent in lieu of a meeting for a vote for adopting this Agreement and approving the Merger; and (vi) recommending that the Company Holders vote to approve and adopt this Agreement and approve the Merger. None of the aforesaid actions by the board of directors of the Company has been amended, rescinded or modified. No state takeover statute or similar statute or regulation applies to the Company with respect to the Merger, this Agreement or any other transaction contemplated hereby.

(b)                                 The only votes or consents of holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the principal terms of the Merger under the DGCL, the Charter and the Company’s bylaws, each as in effect at the time of such adoption and approval are the affirmative vote or written consent of at least a majority of the Outstanding Shares (the “Shareholder Approval”). The Written Consent will satisfy the Shareholder Approval.

Section 3.3                                    Capitalization.

(a)                                 Section 3.3(a) of the Disclosure Schedule sets forth the number of (i) authorized and (ii) issued and outstanding shares of each of the Common Stock and the Preferred Stock. The rights, preferences, privileges and restrictions of the Preferred Stock are as stated in the Charter. The Common Stock and Preferred Stock are the only issued and outstanding Capital Stock of the Company.

(b)                                 All of the issued and outstanding shares of Company Capital Stock have been issued by the Company in compliance with all applicable federal and state securities Laws.

(c)                                  There are no outstanding options, equity or equity-based awards, warrants, rights or other convertible securities (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements for the purchase or acquisition from the Company of any shares of Company Capital Stock. There are no Change of Control Payments except as set forth in the CoC Payment Schedule.

(d)                                 All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

(e)                                  None of the shares of Company Capital Stock have been issued in violation of any subscription, option, call, commitment, right of first refusal, preemptive right,

conversion right, option, convertible security or other similar right, or any Contract to which the Company is subject, bound or a party. None of the shares of Company Capital Stock are subject to any subscription, warrant, option, call, commitment, right of first refusal, preemptive right, conversion right or other similar right under any Law, the Constitutive Documents of the Company, or any Contract to which the Company is subject, bound or a party thereto. The Company has no obligation (contingent or otherwise) to issue, grant or otherwise sell any subscription, warrant, option, call, commitment, right of first refusal, preemptive right, option, convertible security, “phantom” stock right or other such right. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of Capital Stock, or other equity or voting interest in, the Company or any other Person or to pay any dividend or to make any other distribution in respect of its Capital Stock. The Company has no obligation (contingent or otherwise) to vote to dispose of any shares of its Capital Stock or other equity or voting interest. There are no outstanding stock appreciation rights, phantom stock awards, equity or equity-based awards or other rights that are linked in any way to the price of the Common Stock or the value of the Company or any part thereof.

(f)                                   There is no Contract between the Company and any holder of its securities, or among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of any Company Capital Stock. Following the Effective Time, no Person will have any right to receive capital stock of the Surviving Corporation.

(g)                                  The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person. There is no Indebtedness that provides its holder with the right to vote on any matters on which Company Holders may vote.

(h)                                 The payments of the Closing Payment and the Milestone Payments, as set forth in Article 2, comply with the requirements of the Constitutive Documents of the Company and any Contracts to which the Company is a party or otherwise bound.

Section 3.4                                    Noncontravention.

(a)                                 The execution and delivery by the Company of this Agreement, the consummation of the Merger and the other transactions contemplated hereunder and the compliance by the Company with the provisions of this Agreement, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company under, or give rise to any payment under or any increased, additional, accelerated or guaranteed rights or entitlements under any provision of (i) the Constitutive Documents of the Company, (ii) any Material Contract, except in the case of this clause (ii) as would not be material to the Company, or (iii) any Law or Judgment applicable to the Company or its assets or properties.

(b)                                 No consent, approval, qualification, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is necessary or required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for the filing of the Certificate of Merger and the related certificate of incorporation of the Surviving Corporation with the office of the Secretary of State of the State of Delaware.

Section 3.5                                    Compliance with Laws; Regulatory Matters.

(a)                                 The Company is and at all times has been in material compliance with, and is and has not been in material violation of, any applicable Laws and Judgments of any Governmental Entity applicable to it or to the conduct by the Company of its business, or the ownership or use of any of its assets and properties. The Company Products are being, and at all times have been, developed, tested, processed, manufactured, stored, marketed and distributed, as applicable, in material compliance with all applicable Laws, including all Health Care Laws. No Company Products are currently in commercial distribution.

(b)                                 Regulatory Authorizations.  The Company is and has at all times been in possession of and in material compliance with all approvals, clearances, licenses and Permits necessary for the Company to engage in the testing, development, processing, manufacture, storage, marketing, distribution and provision of the Company Products or otherwise necessary for the Business, including any FDA or EMA approvals and registrations, including any BLAs, INDs, MMAs, NDAs and any other international equivalent thereof (the “Regulatory Authorizations”). To the extent required and to the Knowledge of the Company, each Regulatory Authorization is valid and in full force and effect and the Company (or the holder of such Regulatory Authorization, if other than the Company) is in material compliance with the terms of such Regulatory Authorizations. The Company has not received any notice of, there has not occurred, to the Knowledge of the Company there is no pending or threatened, and to the Knowledge of the Company there are no grounds that would reasonably give rise to, any suspension, cancellation, modification, termination, revocation, or nonrenewal of any Regulatory Authorization, including any IND, NDA, MAA or BLA.

(c)                                  Actions and Investigations.  To the Knowledge of the Company, the Company has not received or been subject to any notice, warning, administrative proceeding order, complaint, or other written communication of any actual or threatened Action, investigation or allegation that the Company has violated any applicable Law, including any FDA Form 483, warning letter, untitled letter, notice of violation, inspectional observation or request or requirement to recall any Company Product, and, to the Knowledge of the Company, neither the FDA, HHS, EMA, FTC, nor any other Regulatory Authority either in or outside the United States, is considering such Action, investigation or allegation. To the Knowledge of the Company, no Person has filed or has threatened to file against the Company any Action under any federal or state whistleblower statute or equivalent Law in the applicable jurisdiction, including under the federal False Claims Act, 21 U.S.C. §§ 3729-3733. To the Company’s Knowledge, neither the Company nor any officer, employee, agent or clinical investigator thereof has committed any act, made any statement or failed to make any statement that establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor, to the Company’s

Knowledge, any officer, employee, agent or clinical investigator thereof has been suspended, debarred, excluded or convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. Section 335a, exclusion under 42 U.S.C. Section 1320a-7 or any similar Action.

(d)                                 Records and Reports.  To the Knowledge of the Company, all reports, documents, forms, claims, applications for Regulatory Authorizations, records submissions, supplements, amendments, and notices, including all design history files, technical files and adverse event reports concerning the Company Products, required to be filed with, maintained for or furnished to any other Regulatory Authority with respect to the Company Products by the Company or any Person that manufactures, develops, packages, processes, labels, markets, tests or distributes Company Products pursuant to a development, distribution, commercialization, manufacturing, supply, testing, research, licensing or other arrangement with the Company (each, a “Company Partner”) have been so filed, maintained or furnished by the Company and the Company Partners, as applicable, were complete and accurate and in material compliance with applicable Laws when filed, and no deficiencies have been asserted by any Regulatory Authority with respect thereto. Neither the Company nor, to the Knowledge of the Company, any officer, director, employee or agent of the Company has made any material false statement or material omission in any report, document, form, claim, application for Regulatory Authorization, application, records submission, supplement, amendment, or notice relating to the Company Products to or any Regulatory Authority.

(e)                                  All preclinical and clinical investigations sponsored or conducted by the Company, including all Clinical Trials, and all other Clinical Trials involving any Company Product, have been and are being conducted in, and all Company Products used in connection with such investigations are and have been in, material compliance with all applicable Laws, including Good Laboratory Practices, Good Clinical Practices, Good Manufacturing Practices, other Health Care Laws, applicable research protocols, corrective action plans, and all Laws relating to patient privacy requirements or restricting the use and disclosure of individually identifiable health information. No Clinical Trial sponsored or conducted by the Company, and no other Clinical Trial involving any Company Product, has been terminated, materially delayed or suspended prior to completion, and neither the FDA, EMA nor any other applicable Governmental Entity, clinical investigator or contract research organization that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a Clinical Trial conducted or sponsored by the Company has commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially modify or delay, or suspend, any proposed or ongoing Clinical Trial conducted or proposed to be conducted by the Company, or alleged any violation of any Health Care Law in connection with any such Clinical Trial, nor has any such action been taken with respect to any other Clinical Trial involving any Company Product. The Company has received no notice from any Governmental Entity, and no Governmental Entity has issued any such notice to any other Person that any Company Product cannot be developed, investigated, or marketed substantially in the manner presently performed or contemplated by the Company.

(f)                                   The Company has not submitted any claim for payment to any government healthcare program in connection with any referrals related to any Company Product, or engaged in any other conduct, that violated in any material respect any applicable false claim Law, anti-kickback Law, or self-referral Law, including the U.S. Federal Ethics in Patient Referrals Act, 42 U.S.C. §1395nn (known as the “Stark Law”), or any similar state or non-U.S. Law. All payments to health care providers by the Company required to have been reported under the federal Physician Payment Sunshine Act, or any similar state or non-U.S. Law have been reported.

(g)                                  The Company is and has been, and each Clinical Trial involving any Company Product is and has been conducted, in compliance in all material respects with all applicable Laws, Clinical Trial protocols, and contractual or other requirements relating to privacy and data security that regulate or limit the maintenance, use, disclosure or transmission of medical records, Clinical Trial data, patient information or other personal information made available to or collected by, as applicable (i) the Company in connection with the Business or (ii) in connection with such Clinical Trial. The Company has implemented, and each Clinical Trial involving any Company Product is and has been conducted so as to implement, confidentiality, privacy, security and other measures that materially comply with such applicable Laws, Clinical Trial protocols, and contractual or other requirements, including but not limited to business associate agreements with Persons whose relationship with the Company or such Clinical Trial involves the collection, use, disclosure, storage or processing of personal data by or on behalf of the Company or such Clinical Trial. The Company has not, and no Clinical Trial involving any Company Product has, experienced any material unauthorized or unlawful breach, destruction, loss, alteration, or disclosure of, or access to, personal data and the Company has not, and no Clinical Trial involving any Company Product has, suffered any material security breach in relation to any other data which it holds that would require notification under any similar applicable Laws.

Section 3.6                                    Permits.  The Company validly holds and has in full force and effect all material Permits necessary for it to own, lease or operate its assets and properties and to carry on the Business as now conducted or as currently contemplated to be conducted, and there has occurred no material violation of, or material default (with or without notice or lapse of time or both) under, or event giving to any Governmental Entity any right of termination, amendment or cancellation of, any such Permit. The Company has complied in all material respects with the terms and conditions of all Permits issued to or held by the Company, and such Permits will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereunder. No Action is pending or, to the Knowledge of the Company, threatened seeking the revocation or limitation of any Permit.

Section 3.7                                    Financial Matters.  Section 3.7 of the Disclosure Schedule sets forth the true, correct and complete unaudited balance sheet of the Company as of and for (i) the six (6) month period ended on June 30, 2018 (such date, the “Most Recent Balance Sheet Date” and such financials the “Most Recent Balance Sheet”) and (ii) the twelve (12) month period ended on December 31, 2017 (together with the Most Recent Balance Sheet, the “Financial Statements”). The Financial Statements (A) are accurate and complete in all material respects, (B) have been prepared from the books and records of the Company and are consistent with the books and records of the Company and (C) fairly present, in all material respects, the financial condition and results of operations of the Company as of the dates indicated. Since December 31, 2017, there has been no material change in the Accounting Principles, including any change with respect to the Company’s policy for accounting for reserves (whether for bad debts, contingent liabilities or otherwise) of the Company. The Company has not recorded any revenue since becoming operational, other than through the sale of Common Stock and Preferred Stock.

Section 3.8                                    Absence of Changes or Events.  Since the Most Recent Balance Sheet Date, (i) the Company has not conducted any business operations outside the Ordinary Course of Business, (ii) there has not been any change, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on the Company and (iii) the Company has not taken any of the following actions:

(a)                                 declared, set aside or paid any dividends on, or made any other distribution (whether in cash, stock or property) in respect of, any Company Capital Stock to holders of Company Capital Stock from time to time outstanding;

(b)                                 with respect to Intellectual Property, other than as necessary or in the Ordinary Course of Business, sold, assigned, licensed, sublicensed, encumbered, impaired, abandoned, transferred or otherwise disposed of any material Intellectual Property;

(c)                                  sold, licensed, mortgaged, transferred, encumbered, subjected to any Lien other than a Permitted Lien, or otherwise disposed of any properties or assets, which are material, individually or in the aggregate, to the Company (excluding any sale of furniture, fixtures or equipment that does not materially impact the conduct of the Business); or

(d)                                 (A) other than in the Ordinary Course of Business, created, incurred or assumed any Indebtedness, or issued or sold, or amended, modified or changed any term of, any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, (B) guaranteed or endorsed any Indebtedness of another Person or (C) made any loans, advances or capital contributions to, or investments in, any Person other than the Company.

Section 3.9                                    Undisclosed Liabilities.  The Company does not have any Indebtedness or other Liabilities, except for such Liabilities (a) set forth on the face of the Most Recent Balance Sheet or the Final Closing Balance Sheet; (b) that are incurred in the Ordinary Course of Business and are not, individually or in the aggregate, material; (c) that are Seller Transaction Expenses; or (d) that arise under Contracts and are not, individually or in the aggregate, material. There are no material off balance sheet arrangements to which the Company is a party or otherwise involving the Company. Except as set forth on the Closing Indebtedness Schedule, the Company has no Indebtedness. All of the Indebtedness is being repaid in connection with the transactions contemplated hereby.

Section 3.10                             Assets.  The Company is the true and lawful owner and has good and valid title to all material assets that the Company purports to own, including all the assets reflected on the Most Recent Balance Sheet or thereafter acquired (whether real or personal and whether tangible or intangible), except those sold or otherwise disposed of for fair value or consumed in the Ordinary Course of Business since the Most Recent Balance Sheet Date, in each case, free and clear of all Liens, other than Permitted Liens. Such assets include all rights, properties and other assets used by the Company to conduct the Business in all material respects as it is conducted as of the Closing. For clarity, this Section 3.10 shall not be construed to apply to intellectual property matters.

Section 3.11                             Real Property.

(a)                                 The Company does not own fee title to real property.

(b)                                 Section 3.11(b) of the Disclosure Schedule lists all interests in real property leased, subleased or otherwise used or occupied by the Company (each, a “Leased Property”), including the address of the property and the name and address of the landlord. The Company has made available to Buyer and its Representatives in the Data Room true, complete and accurate copies of all documents relating to the use and/or occupancy of such Leased Property, including all leases subleases, offers to lease or agreements to lease, lease guarantees, tenant estoppels, subordinations, non-disturbance, operating agreements and attornment agreements (with any amendments or modifications related thereto, collectively, the “Leases”). With respect to the Leased Property, (i) the Company has good and valid title to, and enjoys exclusive peaceful possession of, the leasehold estate relating thereto, free and clear of all options, rights of first refusal, Liens, easements, rights of way, restrictions on use, encroachments, licenses to third parties, leases to third parties or irregularities in title thereto, including any Liens or conditions imposed by any Environmental Laws (other than Permitted Liens), (ii) the lease relating to such Leased Property is in writing and is valid and binding, in full force and effect and enforceable against the Company and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms (iii) neither the Company nor, to the Knowledge of the Company, any other party to the lease relating to such Leased Property is in breach or violation of, or in default under, such lease in any material respect, and (iv) there is no Lien, easement, covenant or other restriction applicable to such Leased Property which would reasonably be expected to materially impair the current uses or the occupancy by the Company of such Leased Property.

Section 3.12                             Contracts.

(a)                                 Section 3.12(a) of the Disclosure Schedule lists all of the following Contracts that are in effect and to which the Company is a party or to which it, or any of its assets and properties, is bound (each such Contract, a “Material Contract”):

(i)         any Contract requiring or otherwise involving any payments by the Company to any Company Personnel in excess of an aggregate of $50,000 in a twelve (12) month period or $200,000 over the life of the Contract;

(ii)        collective bargaining agreements or other Contracts with any labor union or other employee representative body;

(iii)       Contracts containing any material restriction on the Company’s solicitation, hiring or engagement of any Person;

(iv)       Contracts that (A) grant any exclusive rights (including exclusive rights in Company Intellectual Property) to any Person, (B) materially limit the freedom of the Company to compete with any Person or engage in any line of business or geographic or therapeutic area, (C) materially restrict the research, development, manufacture, marketing, distribution, sale, supply, license or marketing of the products and services of the Company or that the Company or any Affiliate currently plans to develop or (D) materially limit the freedom of the Company to use any Company Intellectual Property after the Closing Date;

(v)        Contracts (or substantially related Contracts) for the purchase or sale of products or the furnishing or receipt of services (A) requiring or otherwise involving payment by or to the Company of more than an aggregate of $50,000 in a twelve (12) month period or $200,000 over the life of the Contract, (B) in which the Company has granted manufacturing rights, (C) in which the Company has granted “most favored nation” pricing provisions relating to any products or territory or (D) in which the Company has agreed to purchase a minimum quantity of goods or services with a value greater than $50,000 or has agreed to purchase certain goods or services exclusively from a certain party;

(vi)       Contracts relating to capital expenditures or other purchases of materials, supplies, equipment or other assets or properties (other than purchase orders for inventory or supplies entered in the Ordinary Course of Business) (A) in excess of $50,000 in a twelve (12) month period; (B) in excess of $200,000 in the aggregate over the life of the Contract or (C) that include minimum purchase requirements;

(vii)      any option, warrant, purchase right, or other Contract (other than this Agreement) that could require the Company to sell, transfer, or otherwise dispose of any assets of the Company other than the sale of the Company Products to customers in the Ordinary Course of Business;

(viii)     Contracts (or letters of intent) involving (A) the disposition or acquisition of any product, business or significant portion of the assets, properties or business of the Company, (B) the acquisition by the Company of any material assets, operating business or capital stock of any other Person or (C) any merger, consolidation or similar business combination transaction, in each case whether or not enforceable;

(ix)       Contracts for any limited liability company, joint venture, partnership, joint product development, strategic alliance, co-marketing arrangement or similar arrangement with any other Person or the making of any other investment in any other Person;

(x)        Contracts (A) granting to a third party any rights, title, interests, license or sublicense to any Company Intellectual Property, or (B) pursuant to which the Company uses or licenses any third party Intellectual Property or has been granted by a third party any rights, title, interests, license or sublicense to any Intellectual Property or owes any royalties or other payments to any Person for the use of any Intellectual Property, or (C) any other license, sublicense, option or other Contract relating in whole or in part to the Company Intellectual Property, the Company’s rights to use the Company Intellectual Property, or the Intellectual Property of any other Person (including any other interest, title or right, including covenants not to sue, use or enforce), except, in each case, for Off-the-Shelf Software Licenses;

(xi)       Contracts under which the Company has agreed to or has an obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation or other violation with respect to any Intellectual Property;

(xii)      Contracts (other than trade debt incurred in the Ordinary Course of Business) under which the Company has borrowed (or may borrow) any money from, or issued (or may issue) any note, bond, debenture or other evidence of Indebtedness to, any Person, in each case in excess of $50,000;

(xiii)     Contracts granting a Lien (other than Permitted Liens) upon any property or asset (including Intellectual Property) of the Company;

(xiv)    Contracts involving any resolution or settlement of any Action;

(xv)     any other Contracts involving future payments by or to the Company in excess of $50,000 in a twelve (12) month period or $200,000 over the life of the Contract;

(xvi)    Contracts pursuant to which the Company is required to (with or without the satisfaction of any conditions), or obtains or grants any material rights (including any options or rights of negotiation) to, undertake the development or commercialization of any pharmaceutical product or technology, or any material interest therein; and

(xvii)   Contracts with any Governmental Entity.

(b)                                 Each Material Contract is in full force and effect, and is valid and binding and enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity. A true, correct and complete copy of each written Material Contract has been made available in the Data Room to Buyer and its Representatives. There is no material violation, breach or default under any Material Contract by the Company or, to the Knowledge of the Company, by any other party thereto, and no event has occurred or condition exists that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or, to the Knowledge of the Company, any other party thereto.

Section 3.13                             Intellectual Property.

(a)                                 Section 3.13(a) of the Disclosure Schedule sets forth a true and complete list of all Company Intellectual Property that is the subject of: (A) an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity or (B) a registration or filing with a private registrar, such as a domain name registrar (collectively, “Company Registered IP”). Section 3.13(a) of the Disclosure Schedule specifically identifies those items of Company Registered IP that are licensed to the Company (collectively,

“Company Licensed Registered IP”). For each applicable item of Company Registered IP, Section 3.13(a) of the Disclosure Schedule includes the following information: the relevant registration or application, number, the owner of record, the country or jurisdiction and the filing date or registration date. All Company Registered IP owned by the Company or any Affiliate of the Company (collectively, “Company Owned Registered IP”) is subsisting and enforceable (or, in the case of applications, applied for) and to the Knowledge of the Company, all Licensed Company Registered IP is subsisting and enforceable (or, in the case of applications, applied for).

(b)                                 All Company Owned Registered IP is and at all times has been filed and maintained in compliance with all Legal Requirements and, to the Knowledge of the Company, each item of Company Registered IP is and at all times has been filed and maintained in compliance with all Legal Requirements. All filings, payments, and other actions required to be made or taken to maintain each item of Company Owned IP, and, to the Knowledge of the Company each item of Company Licensed Registered IP, in full force and effect has been made by the applicable deadline.

(c)                                  To the Knowledge of the Company as to the Company Licensed Registered IP, (i) Patent claims relevant to the Company Product are being prosecuted in the respective patent offices of the relevant countries of the Territory in accordance with applicable Law of the respective country; and (ii) there are no circumstances that would prevent the Company from obtaining Patent claims of reasonable scope in any country for any of the Company Licensed Registered IP

(d)                                 The Company owns and possesses all rights, title and interests in and to Company Owned Registered Intellectual Property, or and has the valid and enforceable right to use, each item of Company Owned Licensed Registered Intellectual Property, free and clear of any Lien other than Permitted Liens or licenses granted to Third Parties identified in Section 3.12(a)(x) of the Disclosure Schedule. No Company Intellectual Property is subject to any outstanding order by a Governmental Entity, and, to the Knowledge of the Company, no Action (including any opposition, cancellation, interference, inter partes review, post grant review or re-examination) is pending or threatened, that challenges the legality, validity and enforceability, use, scope, or ownership of any Company Intellectual Property.

(e)                                  To the Knowledge of the Company, the Company owns or has the right to use all material Materials and Intellectual Property used in connection with the Business, other than Materials and Intellectual Property covered in the Identified Licenses.

(f)                                   To the Knowledge of the Company, all Company Licensed Registered IP is in compliance with the requirements of the Bayh-Dole Act.

(g)                                  Section 3.13(g) of the Disclosure Schedule identifies all Company Intellectual Property under which the Company has granted a license or right to any Person or for which the Company receives any royalty or other payment or compensation from any Person.

(h)                                 Section 3.13(h) of the Disclosure Schedule identifies (i) all Judgments entered into by Company and (ii) any Contract to which Company is a Party, in each of cases (i) and (ii) that materially restricts or impairs the use of any Company Intellectual Property.

(i)                                     True, complete, and correct copies of all existing in-license agreements for Company Intellectual Property to which the Company is a party have been provided or made available to Buyer prior to the Effective Date.

(j)                                    To the Knowledge of the Company, aside from the licensor of any Company Licensed Registered IP, no Third Party has rights to any Patents or applications of the inventors of the Company Licensed Registered IP that relate to a Company Product or which a Company Product would infringe.

(k)                                 To the Knowledge of the Company, in regard to Company Products, Company founders or inventors of Company Licensed Registered IP are under no obligation to assign to any Third Party any Intellectual Property developed, conceived, created, reduced to practice, or modified on behalf of, or during his employment, engagement, or working with, the Company since the Company’s founding.

(l)                                     To the Knowledge of the Company, the Company is not in breach of any in-license agreement for Company Intellectual Property to which the Company is a party. The Company has not threatened to terminate, nor alleged any material breach under, any such in-license agreement. The Company has not received any written notice from any counterparty to any such in-license agreement threatening to terminate such in-license agreement or alleging that the Company is in material breach of such in-license agreement. To the Knowledge of the Company, each such in-license agreement is in full force and effect.

(m)                             To the Knowledge of the Company, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Company Intellectual Property, nor is any Company Personnel infringing or threatening to infringe or misappropriating or threatening to misappropriate the intellectual property of a Third Party.

(n)                                 (i) The Company has not received any written notice, charge, complaint, demand, or claim asserting or alleging that any Company Intellectual Property or the use thereof infringes or misappropriates the Intellectual Property of any other Person; (ii) to the Knowledge of the Company, no Person has interfered with, misappropriated, infringed, diluted or violated, or is interfering with, misappropriating, infringing, diluting or violating, any Company Intellectual Property, and (iii) the Company has not sent any written notice to any Person alleging actual or potential infringement, misappropriation or unauthorized use of any Company Intellectual Property.

(o)                                 No written claim has been filed, or to the Knowledge of the Company, threatened in writing, against the Company, by any Third Party alleging an inventorship claim of any Company Intellectual Property or alleging that the conception, development, or reduction to practice of the Company Intellectual Property constitute or involved the misappropriation of trade secrets or other rights or property of any Person, nor does the Company know of any facts that could form the basis of a claim against the Company for misappropriation of trade secrets or other rights or property of any Third Party. To the Knowledge of the Company, the inventorship of the Company Intellectual Property is correct.

(p)                                 The Company has not entered into any consent, indemnification, forbearance to sue, settlement agreement or similar Contract, and the Company has not received any written notice or claim, that challenges the validity or enforceability of, or the Company’s ownership of or right to use, the Company Intellectual Property or alleging any misuse of the Company Intellectual Property.

(q)                                 To the Knowledge of the Company, the Company (i) lawfully has the right to use all software, hardware, firmware, computer systems, network connectivity, electronics, platforms, servers, interfaces, applications, websites, communication equipment, and other related information technology, including any outsourced systems and processes, that are used by the Company in the Business (the “IT Systems”) and (ii) will continue to have such rights immediately after the Closing. Since the inception of the Company, there has been no failure of any IT Systems that has caused any material disruption to the Business.

(r)                                    All Company Personnel involved in the generation of any Intellectual Property material to the Business for or on behalf of the Company have executed and delivered to the Company a valid, written confidentiality agreement, present assignment of all future rights in inventions or employment agreement with (i) customary confidentiality restrictions restricting such Person’s right to use or disclose the Know-How of the Company only for the benefit of the Company and (ii) provisions assigning to the Company and waiving all moral rights in all such Person’s rights in any Intellectual Property developed, conceived, created or modified on behalf of, or during his or her engagement with, the Company.

(s)                                   To the Knowledge of the Company, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the material breach, loss or impairment of, or give rise to any right of any Third Party to terminate or materially modify any of the Company’s rights or obligations relating to material Company Intellectual Property, nor entitle any Third Party to impose any material restriction upon, obtain any rights to, or receive any compensation based on, the Company Intellectual Property, nor materially alter or impair the Company’s rights in or to any material Company Intellectual Property or IT Systems.

Section 3.14                             Taxes.

(a)                                 All Tax Returns with respect to the Company that are required to have been filed have been duly and timely filed with the appropriate Taxing Authority and such Tax Returns are and were true, correct and complete in all material respects. All Taxes owed by the Company (whether or not shown as due and payable on any Tax Returns) have been timely paid in full.

(b)                                 All Taxes that the Company has been required to deduct, collect or withhold in connection with amounts paid or owing to any Company Personnel, creditor, stockholder or other Person, have been duly deducted, collected or withheld and have been duly and timely paid to the appropriate Taxing Authority, and the Company has complied in all material respects with all associated or related reporting and record keeping requirements.

(c)           No dispute, audit, investigation, proceeding, claim or other Action concerning any Liability for Taxes or Tax Returns of the Company has been raised with the Company by a Taxing Authority and, to the Knowledge of the Company, no such dispute, audit, investigation, proceeding, claim or Action is pending, being conducted or claimed. The Company has made available to Buyer and its Representatives in the Data Room true, correct and complete copies of all income and other material Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company since its formation.

(d)           There are no Liens for Taxes (other than for Taxes not yet due and payable) on the assets or properties of the Company.

(e)           No written claim has ever been made by a Taxing Authority, in a jurisdiction where the Company does not file Tax Returns or does not pay Taxes, that the Company is (or may be) required to file Tax Returns in or be subject to Tax by that jurisdiction and, to the Knowledge of the Company, there is no basis for any such claim to be made.

(f)            No agreement or arrangement extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by the Company is in effect and the Company is not the beneficiary of any extension of time within which to file any Tax Return. There is no power of attorney given by or binding upon the Company with respect to Taxes or Tax Returns. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Taxing Authority with or in respect of the Company.

(g)           Except as reflected on Tax Returns or other documents provided to the Buyer under Section 3.14(c), the Company has not made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, changed any Tax accounting period, amended any Tax Return, surrendered any right to claim a refund of Taxes, settled or compromise any Action in respect of Taxes, consented to any extension or waiver of the statutory period of limitations applicable to any Action in respect of Taxes, entered into any contractual obligation in respect of Taxes with any Taxing Authority or other party (other than a commercial agreement entered into in the normal course of business not primarily related to Taxes), or filed any Tax Return inconsistent with past practice in each case that would reasonably be expected to increase the Taxes of the Company for any period ending after the Closing Date;

(h)           The Company is not and has not been required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign Tax law by reason of any change in any accounting methods, and there is no application pending with any Taxing Authority requesting permission for any such changes in any of the Company’s accounting methods for Tax purposes. To the Knowledge of the Company, no Taxing Authority or Governmental Entity has proposed any such adjustment or change in accounting method.

(i)            The Company will not be required to include any item of income or gain in, or exclude any item of deduction or loss from, Taxable income for any Post-Closing Tax Period as a result of any (i) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) change in method of accounting for a Pre-Closing Tax Period, (iii) installment sale or open transaction disposition made in a Pre-Closing Tax Period, (iv) prepaid amount received or paid in a Pre-Closing Tax Period or deferred revenue arising in a Pre-Closing Tax Period in each case, outside the Ordinary Course of Business, or (v) deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of Law).

(j)            The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Code Section 897.

(k)           The Company is not, and has not been, a member of an affiliated group of corporations filing a consolidated federal income Tax Return. The Company has never had any Subsidiaries. The Company does not have Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or comparable provision of domestic or foreign Tax Law), as a transferee or successor, by contract, or otherwise.

(l)            The Company has not constituted a “distributing corporation” or a “controlled corporation” in a distribution qualifying or purported to qualify for Tax-free treatment (in whole or in part) under Code Section 355(a), Code Section 361 or under analogous provisions of domestic or foreign Tax Law.

(m)          The Company is not a party to, or otherwise bound by or subject to, any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement (other than pursuant to commercial agreements entered into in the Ordinary Course of Business that are not primarily related to Taxes).

(n)           All Taxes required to be collected, withheld, and remitted or paid by the Company to the appropriate Taxing Authority as required in connection with Section 4191 of the Code (or comparable provision of domestic or foreign Tax Law) have been duly collected, withheld and remitted or paid to such Taxing Authority.

(o)           The Company is not a party to any joint venture, partnership or other arrangement or Contract which could reasonably be expected to be treated as a partnership for Tax purposes.

(p)           The Company does not own any property of a character, the indirect transfer of which, pursuant to the transactions contemplated in this Agreement, would give rise to any Transfer Taxes.

(q)           The Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b) or any “tax shelter” within the meaning of Code Section 6662, or any other transaction requiring disclosure under analogous provisions of domestic or foreign Tax Law.

(r)            Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(s)            Notwithstanding anything to the contrary in this Section 3.14, the Company makes no representations or warranties as to the amount, condition or availability for use of any of the Company’s net operating losses, credit carryforwards or similar Tax attributes in a taxable period (or portion thereof) after the Closing Date.

Section 3.15          Litigation.  There is no Action that is pending or, to the Knowledge of the Company, threatened against the Company (or Company Holders or Company Personnel, to the extent such Actions relate to the Company) or any assets or properties of the Company, nor do circumstances exist which, to the Company’s Knowledge, would reasonably be expected to result in such an Action. There are no Judgments outstanding against the Company (or any Company Holders or Company Personnel, to the extent such Judgments relate to the Company) or any assets or properties of the Company. There has not been any Action in respect of the Company that (a) resulted in a Judgment against or settlement by the Company (whether or not such Judgment or settlement was paid, in whole or in part, by an insurer of the Company or other third party), (b) resulted in any equitable relief or (c) relates to the Merger and the other transactions contemplated by this Agreement. There is no Action pending by the Company, or which the Company intends to initiate, against any other Person.

Section 3.16          Insurance.  The Company has policies of insurance and bonds of the type and in the amounts that, to the Knowledge of the Company, are commercially reasonable for Persons conducting businesses or owning or leasing assets similar to those of the Company. Section 3.16 of the Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or otherwise applicable to the assets, properties or operations of the Company, and the Company has heretofore made available in the Data Room to Buyer and its Representatives a complete and accurate copy of all such policies, including all occurrence based policies applicable to the assets, properties or operations of the Company for all periods prior to the Closing Date. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid to the extent due and payable, the Company is in material compliance with the terms of such policies, and no notice of cancellation, non-renewal or termination (or any other threatened termination) has been received with respect to any such policy. There is no claim pending under which any such policies as to which coverage has been denied or disputed by the underwriters of such policy. The Company has not received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided will not be available to the Company in the future on substantially the same terms as now in effect (in each case, other than general increases not specifically related to the Company).

Section 3.17          Employees and Consultants.

(a)           The Company does not have, and has never had, any employees.

(b)           Each Company Personnel has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Company vesting all rights in work product and Intellectual Property created by the individual during the individual’s employment or affiliation with the Company.

(c)           The Company is not, and has not been a government contractor.

(d)           Section 3.17(d) of the Disclosure Schedule contains a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) of each independent contractor, consultant, freelancer and other service provider (collectively, “Contractors”) currently providing services to the Company, and, for each such Contractor, identifies (i) the Contractor’s compensation or rate of pay, (ii) the Contractor’s length of current engagement, (iii) the Contractor’s date of initial engagement by the Company and (iv) any notice period to terminate the Contractor’s contract with the Company. A copy of each Contract relating to the services each such Contractor provides or has provided to the Company has been made available in the Data Room to Buyer and its Representatives prior to the date hereof. To the Knowledge of the Company, no Contractor used by the Company is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for the Company. Each Contractor retained at any time by the Company that created, developed, improved or contributed Intellectual Property owned or purported to be owned by the Company has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Company and the Company is the owner of all rights in and to all such Intellectual Property created, developed, improved or contributed by each Contractor in performing services for the Company vesting all rights in work product created in the Company. To the Knowledge of the Company, no current Contractor used by the Company intends to terminate his or her or its relationship with the Company. Each Contractor who provides or has provided services to the Company and is or was required to have been classified as an employee under applicable Law is or has been so classified by the Company.

(e)           To the Knowledge of the Company, no allegations of sexual harassment have been made against any director, officer or Contractor of the Company in connection with his or her affiliation with the Company.

(f)            To the Knowledge of the Company, [***] nor any director, officer or member of the Company’s management, has any plans to terminate his or her services to the Company, nor does the Company have a present intention to terminate any of the foregoing.

Section 3.18          No Company Benefit Plans.  The Company does not have, nor has it ever had, any plan, agreement, program, policy or arrangement (i) which is an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (ii) which is a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity or equity-based award or (iii) which provides for employment, individual consulting, severance, termination, separation, incentive deferred-compensation, change-in-control, retention, bonus or other compensation or (iv) which provides for other retirement, profit sharing, welfare-benefit, retiree health, employee loan, vacation, or fringe benefits, in each case, whether written or unwritten and whether or not funded, to which the Company is party or that is sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any Company Personnel (or any dependent or beneficiary thereof) or under which the Company has or could reasonably be expected to have any Liability. No Controlled Group Liability has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full and there currently exists no condition or circumstances that would subject the Company or any ERISA Affiliate to any Controlled Group Liability.

Section 3.19          Environmental Matters.  No property (including soils, groundwater, surface water, buildings or other structures) owned or operated by the Company has been contaminated with any Hazardous Material. The Company is not subject to any Liability for Hazardous Material disposal or contamination on any third party property. The Company is not subject to any Judgment, or any indemnity or other Contract with any third party, relating to Liability under any Environmental Law. The Company has not released any Hazardous Material into the environment except (i) in compliance with Law or (ii) in an amount or concentration that would not reasonably be expected to give rise to any Liability or obligation under any Environmental Law. There have been no Hazardous Materials generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity in the U.S. There is no circumstance involving the Company that would reasonably be expected to result in any material claims, Liability, investigations, costs or restrictions on the ownership, use or transfer of any property in connection with any Environmental Law. The Company has not received, and to the Knowledge of the Company there are no grounds that would reasonably give rise to, any written notice, demand, letter, claim or request for information from any Governmental Entity or other Person indicating that it may be in violation of, or subject to Liability under, any Environmental Law or regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material used by the Company. No Lien or “superlien” has been placed on any site owned or operated by the Company pursuant to CERCLA or any similar state, local or federal Law.

Section 3.20          Bank Accounts.  Section 3.20 of the Disclosure Schedule contains a true, correct and complete list of all bank accounts maintained by the Company, including each account number and the name and address of each bank and the name of each Person who has signature power with respect to each such account.

Section 3.21          Transactions with Affiliates.  Section 3.21 of the Disclosure Schedule describes any transaction between the Company, on the one hand, and any Related Party or Affiliate of the Company, on the other hand, other than any Contract entered into in respect of and in connection with the issuance or grant of Company Capital Stock, Contract to maintain the confidential information of the Company, or Contract assigning Intellectual Property rights to the Company, in each case, listed in Section 3.12(a) of the Disclosure Schedule. No Related Party or Affiliate of the Company (a) owns or has any right or interest in any (i) Company Intellectual Property, (ii) other property (real or personal, tangible or intangible) used in or pertaining to the Business or (iii) Material Contract used in or pertaining to the Business, (b) has any claim or cause of action against the Company or (c) owes any money to, or is owed any money by, the Company (other than, with respect to any Related Party or Affiliate who is Company Personnel, any compensation for services rendered in the Ordinary Course of Business). Except for transactions specifically contemplated by this Agreement or as set forth in Section 3.21(d) of the Disclosure Schedule, all transactions between the Company, on the one hand, and any Related Party or Affiliate of the Company, on the other hand, shall be terminated prior to or in connection with the Closing.

Section 3.22          Brokers.  Except for RBC, the Company does not have any Liability to any investment banker, broker, finder, consultant or intermediary in connection with the Merger, this Agreement or the other transactions contemplated hereunder.

Section 3.23          HSR Thresholds.  The Company represents and warrants that it is a “person” (as defined in 16 C.F.R. § 801.1(a)(1)), who does not have at least $16.9 million or more of total assets or at least $168.8 million annual net sales, in each case as determined in accordance with 16 C.F.R. § 801.11, and thus does not satisfy the required size of the person test.

Section 3.24          Books and Records.

(a)           Except to the extent such books and records relate to consideration of a strategic transaction that ultimately led to the execution and delivery of this Agreement, the books and records of the Company made available to Buyer and its Representatives contain a complete and accurate copy of the minutes of all meetings of directors (including committees thereof) and stockholders and all actions by written consent since the time of incorporation of the Company.

(b)           The directors and officers of the Company are listed in Section 3.24(b) of the Disclosure Schedule.

Section 3.25          Foreign Corrupt Practices and International Trade Sanctions.  Neither the Company, nor any of its Representatives has, in connection with the operation of the Business (a) used any corporate or other funds directly or indirectly for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or any other Person, or established or maintained any unlawful or unrecorded funds in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Legal Requirement (including any laws enacted pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials), or (b) violated or operated in noncompliance, in any material respect, with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Legal Requirements, including the regulations enacted by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), which prohibit transactions involving parties located in countries subject to comprehensive economic sanctions by OFAC or parties identified on OFAC’s Specifically Designated Nationals and Blocked Persons List.

Section 3.26          Information Statement.  None of the information supplied by or on behalf of the Company prior to the Effective Time to Buyer, or its Affiliates or representatives, in connection with the preparation of, or for inclusion in, the information statement to be delivered to Company Holders in connection with this Merger Agreement after the Closing contains any untrue statement of a material fact or omits to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading.

Section 3.27          No Additional Representations.  THE COMPANY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4, NONE OF BUYER, MERGER SUB, THEIR REPRESENTATIVES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, BUYER OR MERGER SUB’S BUSINESSES, THE MERGER, OR ANY INFORMATION PROVIDED OR MADE AVAILABLE TO THE COMPANY IN CONNECTION WITH THE MERGER (INCLUDING ANY FORECASTS, PROJECTIONS, ESTIMATES OR BUDGETS), INCLUDING ANY WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, THE COMPANY HAS NOT RELIED UPON ANY SUCH REPRESENTATION OR WARRANTY, AND ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 3.27 SHALL IN ANY WAY LIMIT ANY RIGHTS BUYER HAS WITH RESPECT TO ANY ACTUAL OR POTENTIAL FRAUD BY OR ON BEHALF OF THE COMPANY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub represent and warrant to the Company, as of the date hereof, as follows:

Section 4.1            Organization and Standing.  Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 4.2            Power and Authority; Binding Agreement.  Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereunder, and to perform its obligations hereunder. The execution and delivery by Buyer and Merger Sub of this Agreement, and the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated hereunder, have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub, and no other proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereunder other than the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming due authorization, execution and delivery by the other Parties, constitutes a valid, legal and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3            Noncontravention.

(a)           The execution and delivery by Buyer and Merger Sub of this Agreement, the consummation of the Merger and the other transactions contemplated hereunder and the compliance by Buyer and Merger Sub with the provisions of this Agreement do not and will not (i) result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the Constitutive Documents of Buyer or Merger Sub or (ii) violate any Law or Judgment applicable to, or Contract of, Buyer or Merger Sub, other than any such breaches, defaults or violations that individually or in the aggregate would not impair in any material respect the ability of each of Buyer and Merger Sub to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereunder.

(b)           No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Buyer or Merger Sub in connection with the execution and delivery by Buyer and Merger Sub of this Agreement, the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated by this Agreement or the compliance by Buyer and Merger Sub with the provisions of this Agreement, except for (i) filing of the Certificate of Merger and the related certificate of incorporation of the Surviving Corporation with the office of the Secretary of State of the State of Delaware and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of each of Buyer and Merger Sub to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereunder.

Section 4.4            Brokers.  Buyer has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement, pursuant to which the Company Holders could be liable for the fee or commission of such investment banker, broker, finder, consultant or intermediary, or for any similar fee or commission in connection with the Merger, this Agreement or the other transactions contemplated hereunder.

Section 4.5            Sufficient Funds.  Buyer has, as of the date of this Agreement, and will have, on the Closing Date, sufficient funds to enable Buyer to consummate the transactions contemplated hereby, including payment of the Closing Payment and fees and expenses of Buyer relating to the transactions contemplated hereby and compliance with the terms of Section 2.13.

Section 4.6            Litigation.  There is no Action pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates, or against the properties or assets of Buyer, nor has Buyer entered into or been subject to any Judgment that would materially and adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby or be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

Section 4.7            Solvency.  Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer, the Company or any of Buyer’s Subsidiaries. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer and its subsidiaries (including the Company), taken as a whole, shall (a) be able to pay their respective debts as they become due, (b) own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all known contingent liabilities) and (c) have sufficient capital to carry on their business.

Section 4.8            No Additional Representations.  BUYER AND MERGER SUB ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3, NONE OF THE COMPANY, ITS REPRESENTATIVES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE BUSINESS, THE MERGER, THE COMPANY PRODUCTS OR ANY INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THE MERGER (INCLUDING ANY FORECASTS, PROJECTIONS, ESTIMATES OR BUDGETS), INCLUDING ANY WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, BUYER AND MERGER SUB HAVE NOT RELIED UPON ANY SUCH REPRESENTATION OR WARRANTY, AND ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 4.8 SHALL IN ANY WAY LIMIT ANY RIGHTS THE COMPANY HAS WITH RESPECT TO ANY ACTUAL OR POTENTIAL FRAUD BY OR ON BEHALF OF BUYER OR MERGER SUB.

ARTICLE 5

CERTAIN COVENANTS

Section 5.1            Tax Matters.

(a)           All Transfer Taxes incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement shall be borne by the Company Holders. The party responsible under applicable Law for filing any Tax Return with respect to such Transfer Taxes shall timely file such Tax Return and, if required by applicable Law, the other party will join in the execution of any such Tax Returns and other documentation. Buyer and the Shareholders’ Representative shall have the right to review such Tax Returns prior to filing and provide comments with respect thereto. The filing party shall incorporate any reasonable comments received from the other party with respect to such Tax Returns.

(b)           To the maximum extent permitted by applicable Law, the taxable year of the Company shall terminate as of the end of the day on the Closing Date.

(c)           For purposes of allocating Taxes for a Straddle Period, the portion of such Tax which relates to the portion of such Tax Period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or measured by income or receipts, sales or use Taxes, transfer or transaction-based Taxes, employment or payroll Taxes, or withholding Taxes of the Company be deemed to be the amount of such Tax for the entire Tax Period multiplied by a fraction the numerator of which is the number of days in the Tax Period ending on the Closing Date and the denominator of which is the number of days in the entire Tax Period, and (y) in the case of any Tax based upon or measured by income or receipts, sales or use Taxes, transfer or transaction-based Taxes, employment or payroll Taxes, or withholding Taxes of the Company, be deemed equal to the amount which would be payable if the relevant Tax Period ended on the Closing Date based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax Period of any partnership or other pass-through entity or any “controlled foreign corporation” (within the meaning of Section 957 of the Code) or “passive foreign investment company” (within the meaning of Section 1297 of the Code) in which the Company holds a beneficial interest shall be deemed to terminate at such time). Exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis and Taxes that are computed on a periodic basis, such as property Taxes, shall also be apportioned on a daily basis. Any income, gain, deduction or loss attributable to transactions outside of the ordinary course of business by the Buyer (or its Affiliates) on the Closing Date after the Closing shall be allocated to the post-Closing Taxable period.

(d)           Shareholders’ Representative Fund.  The Shareholders’ Representative Fund Amount deposited by the Paying Agent into the Shareholders’ Representative Fund shall be treated as having been received and voluntarily set aside by the Company Holders at the time of Closing (and, for the avoidance of doubt, Tax withholding with respect to such deemed contribution by any Company Holder shall be satisfied from such Company Holder’s share of the Closing Payment and shall not reduce the Shareholders’ Representative Fund).

(e)           Refunds or Credits.  Except to the extent taken into account in the determination of Indebtedness, Buyer shall promptly remit to the Paying Agent (for further distribution to the Company Holders in accordance with their respective Pro Rata Capital Stock Percentages) any refunds or credits of Taxes received by Buyer or the Company: (i) relating to the Company for any Pre-Closing Tax Period or portions of a Straddle Period (described in Section 5.1(c)) ending on or before the Closing Date; or (ii) attributable to an amount paid by the Company Holders or for which the Company Holders are responsible under this Agreement. Buyer shall be entitled to all other refunds and credits of Taxes.

(f)            Tax Returns.  Buyer shall prepare or cause to be prepared and cause to be filed in a timely manner all Tax Returns with respect to the Company for (i) all Tax Periods ending on or before the Closing Date that have not been filed as of the Closing Date and (ii) all Straddle Periods. Such Tax Returns shall be prepared in a manner consistent with the Company’s prior practice. At least thirty (30) days prior to the filing of each such Tax Return, Buyer shall provide the Tax Return to the Shareholders’ Representative for its review and comment and shall incorporate any reasonable comments to such Tax Return. The Company Holders shall be responsible for payment of any Taxes for (A) any Pre-Closing Tax Periods and (B) the portion of any Straddle Period allocated to the pre-closing period under Section 5.1(c), in each case to the extent such Taxes were not included in the calculation of Indebtedness.

(g)                                  Cooperation.  Buyer and the Shareholders’ Representative shall cooperate fully with each other and with each Party’s accounting firms and legal counsel, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 5.1 and any audit, litigation or other proceeding with respect to Taxes or pertaining to the transactions contemplated by this Agreement. Buyer and the Shareholders’ Representative further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(h)                                 Contests.  Whenever any Taxing Authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which the Company Holders are liable under this Agreement, Buyer shall upon receipt of such assertion, promptly, but no later than fifteen (15) days after such receipt, inform the Shareholders’ Representative in writing of such assertion. The Buyer shall control any resulting proceedings and determine whether and when to settle any such claim, assessment or dispute; provided, however, that (i) the Shareholders’ Representative shall be permitted to participate (at the Company Holders’ expense) to the extent such proceedings or determinations affect the amount of Taxes for which the Company Holders may be required to indemnify Buyer under this Agreement and (ii) the Buyer shall not settle any such claim, assessment or dispute without the Shareholders’ Representative’s consent, which shall not be unreasonably withheld, conditioned or delayed. Whenever any Governmental Entity asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which both the Company and Buyer may be liable: (i) each Party may participate in any resulting proceedings at its own expense; (ii) that portion of the proceedings shall be controlled by that Party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments; and (iii) the controlling Party shall not settle any such claim, assessment or dispute without the consent of the non-controlling Party, which shall not be unreasonably withheld, conditioned or delayed.

(i)                                     Tax Indemnification.  Company Holders shall be liable for, and shall indemnify and hold Buyer, the Company and Buyer’s Affiliates harmless against (without duplication), all Losses and Taxes suffered by Buyer, the Company and Buyer’s Affiliates arising out of, incident to, or as a result of: (i) the breach or inaccuracy of any representation or warranty contained in Section 3.14; (ii) any breach of any covenant contained in this Section 5.1; (iii) Taxes of or attributable to the Company for any Pre-Closing Tax Periods, to the extent not included in the definition of Indebtedness; and (iv) Taxes payable by the Company in any period by reason of the Company being severally liable for the Tax of any Person pursuant to Treasury Regulation Section 1.1502-6 or any analogous foreign, state or local Tax law in any Pre-Closing Tax Period. The Escrow Account and Buyer’s right of set-off described in Section 6.6 shall be the sole and exclusive remedy for Losses and Taxes suffered by Buyer, the Company and Buyer’s Affiliates pursuant to this Section 5.1(i).

(j)                                    Tax Effect of Indemnification Payments.  All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Final Closing Payment, unless required otherwise by applicable Law.

(k)                                 Survival of Obligations and Sole Remedy.  Notwithstanding anything to the contrary in this Agreement, the obligations of the Parties set forth in this Section 5.1 shall be unconditional and absolute, shall survive until ninety (90) days after the expiration of the applicable statutory reassessment or appeal periods for the Taxes in question, having regard, without limitation to (i) any waiver given by the Company in respect of the Taxes in question and (ii) any entitlement of a Taxing Authority to assess or reassess the Company without limitation in the event of fraud or misrepresentation attributable to neglect, carelessness or willful default.

Section 5.2                                    Indemnification of Officers and Directors.

(a)                                 During the period ending six (6) years after the Effective Time, Buyer shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the Constitutive Documents of the Company as in effect on the date of this Agreement and pursuant to any indemnity agreements between the Company and such Person as in effect on the date of this Agreement and set forth in Section 5.2(a) of the Disclosure Schedule (the Persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of the Company, being referred to collectively as the “D&O Indemnified Parties”).

(b)                                 The Company shall obtain, at the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of events occurring prior to the Effective Time (the “D&O Insurance”) for a period of six (6) years from the Effective Time, on terms with respect to such coverage and amounts no less favorable than the Company’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage.

(c)                                  This Section 5.2 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the D&O Indemnified Parties, and shall be binding on all successors and assigns of Buyer and the Surviving Corporation.

Section 5.3                                    Publicity.  No Company Holder nor the Shareholders’ Representative shall, and shall cause their Affiliates, officers, directors, employees, advisors and other Representatives not to, issue a press release or public announcement or otherwise make any public disclosure concerning the subject matter of this Agreement without the prior written approval of Buyer.

Section 5.4                                    Expenses.  Except as otherwise set forth in this Agreement, each of the Company, Buyer and Merger Sub shall bear its own fees and expenses incurred or owed in connection with the Merger, this Agreement and the other transactions contemplated hereby; provided that (a) the Company Holders and the applicable recipients of the Change of Control Payments shall bear (severally, and not jointly, in accordance with their respective Pro Rata Percentages) the fees and expenses of (i) the Shareholders’ Representative in accordance with the terms of Section 2.9 and (ii) the Escrow Agent and (b) Buyer shall bear all fees and expenses of the Paying Agent.

Section 5.5                                    Further Assurances and Approvals.  From time to time, as and when requested by any Party, the Parties shall perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as a Party may reasonably deem necessary or desirable in order to carry out the intent and accomplish the purposes of this Agreement and, subject to the conditions of this Agreement, the consummation of the transactions contemplated hereunder.

Section 5.6                                    License Payments.  [***].

Section 5.7                                    Written Consent.  Notwithstanding anything to the contrary contained herein, the Company shall deliver to Buyer the executed Written Consent from Company Holders sufficient to provide the Shareholder Approval by 10:00 pm ET on the date of this Agreement (the “Termination Time”).

ARTICLE 6

SURVIVAL; INDEMNIFICATION AND ESCROW

Section 6.1                                    Survival.

(a)                                 The covenants and agreements herein to be performed after the Effective Time (including this Article 6) shall not expire until such obligations have been fully discharged with respect thereto.

(b)                                 Except as provided in Section 5.1, the representations and warranties of the Company contained in Article 3 shall survive until and including [***].

(c)                                  The representations and warranties of Buyer contained in Article 4 shall each survive until [***].

(d)                                 If a Claim Notice for indemnification under Section 6.2 (an “Indemnity Claim”) has been given in accordance with this Agreement prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such Indemnity Claim until such Indemnity Claim has been finally resolved.

Section 6.2                                    Indemnification.

(a)                                 Except with respect to Tax matters, for which a separate indemnity is provided pursuant to Section 5.1(i), which shall be governed exclusively by such section, from and after the Effective Time, and subject to the limitations set forth in this Article 6, the Company Holders and the applicable recipients of the Change of Control Payments (collectively, the “Company Indemnifying Persons”), severally in accordance with their respective Pro Rata Indemnification Percentages, shall indemnify and hold harmless the Company, the Surviving

Corporation, Buyer, their respective successors and assigns and the directors, officers and Representatives of each of the foregoing (collectively, the “Buyer Indemnified Persons”) from and against any and all Losses incurred by Buyer Indemnified Persons arising out of, directly or indirectly:

(i)                               any breach of any of the representations and warranties made by the Company in Article 3, other than the Fundamental Representations;

(ii)                            any breach of any Fundamental Representation made by the Company;

(iii)                         any breach of any covenant or agreement made by and to be performed by the Company or the Shareholders’ Representative in this Agreement;

(iv)                        any amount paid in respect of Dissenting Shares as a result of the exercise by any holder of Company Capital Stock of appraisal rights under the Dissent Statute in excess of the amount to which such holder would have been entitled pursuant to this Agreement in respect of such Dissenting Shares if such holder had not exercised appraisal rights in respect thereof, plus any reasonable fees and expenses incurred by any Buyer Indemnified Person in connection therewith; and

(v)                           any error or inaccuracy in the Allocation Schedule.

(b)                                 Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement, the following limitations to Indemnity Claims made pursuant to Section 6.2(a)(i) shall apply.

(i)                               Buyer Indemnified Persons shall not be entitled to receive any indemnification pursuant to Section 6.2(a)(i) unless and until the aggregate amount of all Losses, excluding any De Minimis Claims, exceeds $[***] (the “Shareholder Indemnity Threshold”), and then the Buyer Indemnified Persons shall be entitled to receive all such Losses, including the Shareholder Indemnity Threshold.

(ii)                            Buyer Indemnified Persons shall not be entitled to any indemnification for Losses if, with respect to any individual Loss or Losses arising out of the same or related facts, such Loss or Losses are less than $[***] (each, a “De Minimis Claim”); provided, however, that if such Loss or Losses exceed $[***], then subject to the other limitations set forth herein, the Buyer Indemnified Persons shall be entitled to indemnification for all such Losses (and not just those in excess of $[***]).

(iii)                         In no event shall the aggregate amount of Losses for which Buyer Indemnified Persons shall be entitled to indemnification pursuant to Section 6.2(a)(i) exceed the Indemnity Cap Amount.

(iv)                        For the avoidance of doubt, the foregoing limitations shall not apply to claims made pursuant to Section 6.2(a)(ii) – Section 6.2(a)(v).

(c)                                  Materiality. With respect to any Indemnity Claim made pursuant to Section 6.2(a)(i) or Section 6.2(a)(ii), any qualifications in the applicable representations and warranties (other than for purposes of Section 3.8(ii), Section 3.9 or Section 3.26) with respect to a Material Adverse Effect, materiality or material (but, for the avoidance of doubt, not any dollar threshold therein) shall be disregarded and will not have any effect with respect to (i) the determination of the existence of a breach or inaccuracy of any representation or warranty made by the Company in Article 3, (ii) the calculation of the amount of any Losses attributable to a breach of any representation or warranty made by the Company in Article 3 or (iii) the determination of whether a De Minimis Claim threshold has been exceeded.

(d)                                 After the Effective Time, except in the case of Fraud, the sole and exclusive remedy of any Buyer Indemnified Person for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any covenant or agreement herein shall be indemnification in accordance with Section 5.1(i) and this Article 6. Notwithstanding the foregoing, this Article 6 shall not operate to interfere with or impede the operation of the provisions of Section 2.12(e) or Section 2.14 providing for the resolution of certain disputes relating to any closing payment adjustment or Milestone Payments, respectively, by the Independent Accountant. Nothing in this Article 6 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 7.9. For clarity, no Indemnity Claim may be made in respect of any representation, warranty, covenant or agreement that has expired under the terms of this Agreement.

(e)                                  [***].

(f)                                   In no event shall any Buyer Indemnified Person be entitled to recover for any amounts in respect of, and in no event shall “Losses” be deemed to include, any amount included in the calculation of Closing Indebtedness Amount, Closing Cash Amount or Seller Transaction Expenses.

(g)                                  Subject to the limitations set forth in this Article 6, Buyer shall indemnify and hold harmless the Company Holders, their respective successors and assigns and the Representatives of each of the foregoing (collectively, the “Company Indemnified Persons”) from and against any and all Losses incurred by Company Indemnified Persons arising out of, directly or indirectly:

(i)                               any breach of any of the representations and warranties made by Buyer in Article 4; and

(ii)                            any breach of any covenant or agreement made by and to be performed by Buyer in this Agreement.

Section 6.3                                    Escrow Period.

(a)                                 Except as set forth below, the period during which claims by Buyer Indemnified Persons may be made against the Escrow Account for Losses shall commence at the Closing and terminate at [***].

(b)                                 [***].

(c)                                  Promptly following the end of the Escrow Period, Buyer and the Shareholders’ Representative shall instruct the Escrow Agent to release from the Escrow Account an amount equal to the amount then remaining in the Escrow Account, minus the Aggregate Unresolved Claim amount at such time. Promptly following the resolution of any such claim, Buyer and the Shareholders’ Representative shall instruct the Escrow Agent to release from the Escrow Account (i) to Buyer, the portion, if any, of the Unresolved Claim Amount that is payable to Buyer in respect of such claim, and (ii) to the Paying Agent (for further distribution to the Company Holders and the applicable recipients of the Change of Control Payments according to their respective Pro Rata Percentages), an amount equal to (A) the Unresolved Claim Amount relating to such claim, minus (B) the portion, if any, of the Unresolved Claim Amount relating to such claim that is payable to Buyer; provided that in connection with any such resolution, no payment from the Escrow Account shall be made to the Paying Agent if such payment would reduce the amount then remaining in the Escrow Account below the Aggregate Unresolved Claim Amount as of such time.

Section 6.4                                    Indemnification Procedures.

(a)                                 Any Buyer Indemnified Person seeking any indemnification under Section 6.2 acting through Buyer shall give the Shareholders’ Representative prompt notice (a “Claim Notice”) of any matter which such Buyer Indemnified Person has determined has given or could give rise to a right of indemnification under Section 6.2; provided, however, if a Buyer Indemnified Person shall receive written notice of any third party claim (other than any claim relating to Taxes, a “Third Party Claim”) which such Buyer Indemnified Person believes may result in a demand for indemnification pursuant to Section 6.2, the Buyer Indemnified Person, acting through Buyer, shall give the Shareholders’ Representative a Claim Notice within ten (10) Business Days after receipt by the Buyer Indemnified Person of such notice. The Claim Notice shall (i) indicate whether the Indemnity Claim results from or arises out of a Third Party Claim or a direct claim, (ii) describe with reasonable specificity the nature of the Indemnity Claim and (iii) state the amount of Losses sought pursuant to such Indemnity Claim to the extent then known. The failure to deliver or timely deliver the Claim Notice shall not affect the rights of the Buyer Indemnified Person to indemnification under Section 6.2, except and only to the extent that the Company Indemnifying Persons shall have been actually and materially prejudiced by reason of such failure. The Company Holders may only make claims for indemnification under Section 6.2(g) through the Shareholders’ Representative.

(b)                                 Third Party Claims.

(i)                               The Shareholders’ Representative (on behalf of the Company Indemnifying Person) shall have the right to conduct at the Company Indemnifying Person’s expense the defense of a Third Party Claim with counsel reasonably satisfactory to the Buyer Indemnified Person, upon delivery of notice to the applicable Buyer Indemnified Person (the “Defense Notice”) within ten (10) days after the Shareholders’ Representative’s receipt of the Claim Notice; provided that the Defense Notice shall specify the counsel the Shareholders’ Representative will appoint to defend such Third Party Claim and acknowledge the right of such Buyer Indemnified Person to be indemnified for Losses incurred in connection with such Third Party Claim. The applicable Buyer Indemnified Person shall be entitled to be indemnified for the reasonable fees and expenses of counsel for any period during which the Shareholders’ Representative has not assumed the defense of any such Third Party Claim in accordance herewith to the extent such fees and expenses constitute Losses subject to indemnification hereunder. If the Shareholders’ Representative delivers a Defense Notice and thereby elects to conduct the defense of the Third Party Claim, such Buyer Indemnified Person will cooperate with and make available to the Shareholders’ Representative such assistance and materials as the Shareholders’ Representative may reasonably request, all at the sole expense of the Company Indemnifying Persons, and the Buyer Indemnified Person shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(ii)                            The Shareholders’ Representative shall not be entitled to control the defense of any Third Party Claim if (i) such Indemnity Claim is with respect to an Action (A) by a Governmental Entity, (B) regarding material Company Intellectual Property, or (C) that could result in a Material Adverse Effect on the Surviving Corporation, (ii) the applicable Buyer Indemnified Person has been advised by counsel that a reasonable likelihood exists of a material conflict of interest between the Company Indemnifying Persons and such Buyer Indemnified Person with respect to such Third Party Claim, (iii) the Shareholders’ Representative has failed to deliver the Defense Notice or is failing to adequately prosecute or defend such Third Party Claim, (iv) such Third Party Claim seeks an injunction or other equitable relief against such Buyer Indemnified Person or (v) the amount of such Indemnity Claim exceeds the Indemnity Cap Amount. In the event of any of the foregoing circumstances and the Buyer Indemnified Person has nonetheless permitted the Shareholders’ Representative to control the defense of a Third Party Claim, the Buyer Indemnified Person shall be entitled to retain its own counsel, at the expense of the Company Indemnifying Persons.

(iii)                         The Shareholders’ Representative shall not, without the prior written consent of the applicable Buyer Indemnified Person: (A) settle or compromise a Third Party Claim or consent to the entry of any Action which does not include an unconditional, duly authorized, fully executed and acknowledged (by a duly registered notary public) written release by the claimant or plaintiff of such Buyer Indemnified Person from all liability in respect of the Third Party Claim; (B) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or other obligations on such Buyer Indemnified Person; or (C) settle or compromise any Third Party Claim if the result is to admit civil or criminal liability or culpability on the part of such Buyer Indemnified Person that could give rise to criminal liability with respect to such Buyer Indemnified Person. No Third Party Claim which is being defended by the Shareholders’ Representative in accordance with the terms of this Agreement shall be settled or compromised by such Buyer Indemnified Person without the prior written consent of the Shareholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.5                                    No Right of Contribution.  Neither the Shareholders’ Representative nor any Company Indemnifying Person shall make any claim for contribution from the Surviving Corporation with respect to any indemnity claims arising under or in connection with this Agreement to the extent that the Surviving Corporation or any Buyer Indemnified Person is

entitled to indemnification hereunder for such claim, and the Shareholders’ Representative, on its own behalf and on behalf of all Company Indemnifying Persons, hereby waives any such right of contribution from the Surviving Corporation it has or may have in the future.

Section 6.6                                    Set-Off.  Buyer and the Company Holders hereby expressly acknowledge and agree, and the applicable recipients of the Change of Control Payments have expressly acknowledged and agreed, that Buyer shall have the right [***].

Section 6.7                                    Alternative Reimbursement.  The amount of any Losses subject to indemnification under Section 6.2 shall be calculated net of any insurance proceeds, indemnity, contribution or other payment actually recovered by the Buyer Indemnified Person or Company Indemnified Person from any third party with respect thereto; provided, however, that (a) no Buyer Indemnified Person shall be required to pursue insurance or other collateral sources to offset such Losses, except that a Buyer Indemnified Person shall use commercially reasonable efforts to avail itself of available insurance policies to the same extent as it would if such Losses were not subject to indemnification hereunder, and (b) the amount of such recovery shall be reduced by any reasonable and documented third-party costs and expenses incurred in obtaining such recovery and by the amount of any increase in insurance premiums resulting from making the claim giving rise to such recovery. In the event that an insurance or other recovery is made by any Buyer Indemnified Person or Company Indemnified Person with respect to any Losses for which any such Buyer Indemnified Person or Company Indemnified Person has been indemnified hereunder, then the Buyer Indemnified Person or Company Indemnified Person, as applicable, shall promptly pay to the Company Indemnifying Person or Buyer, as applicable, the amount of such recovery, but in no event shall the amount of such payment to the Company Indemnifying Person or Buyer, as applicable, exceed the amount of the indemnification payment made to the Buyer Indemnified Person or Company Indemnified Person, as applicable.

ARTICLE 7

MISCELLANEOUS

Section 7.1                                    Notices.  All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be delivered by (a) electronic mail in .pdf or similar format (with confirmation of transmission), (b) a nationally recognized overnight courier (with confirmation of delivery) or (c) personal delivery, in each case to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 7.1:

(a)                                 if to Buyer or Merger Sub:

Amicus Therapeutics, Inc.
Attention: General Counsel

1 Cedar Brook Drive

Cranbury, NJ 08512

Tel: (609) 662-2000

Email: erosenberg@amicusrx.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Attention: Rodd M. Schreiber

155 N. Wacker Drive

Chicago, Illinois 60606

Tel: (312) 407-0531

Email: rodd.schreiber@skadden.com

(b)                                 if to the Shareholders’ Representative or (after the Closing) to the Company Holders:

Shareholder Representative Services LLC

Attention: Managing Director

950 17th Street, Suite 1400

Denver, CO 80202

Tel: (303) 648-4085

Email: deals@srsacquiom.com

with a copy to (which shall not constitute notice):

Fenwick & West LLP
Attention: Stefano Quintini and Ethan Skerry.
1211 Avenue of the Americas, 32nd Floor
New York, NY 10036
Tel: (650) 335-7696; (212) 430-2670
Email: squintini@fenwick.com and eskerry@fenwick.com

All notices and communications under this Agreement shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) upon receipt when delivered by a nationally recognized overnight courier (such date of receipt being evidenced by the courier’s service records) or (c) when sent, if sent by electronic mail, to the appropriate email addresses set forth in this Section 7.1 during normal business hours of the recipient and on the next Business Day if sent after normal business hours of the recipient.

Section 7.2                                    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties (such consent not to be unreasonably withheld, delayed or conditioned), except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Buyer or to any Affiliate of Buyer, and except that Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Affiliate of Buyer; provided that, notwithstanding any such assignment by Merger Sub or by Buyer, Merger Sub or Buyer, as applicable, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and assigns.

Section 7.3                                    Enforcement.

(a)                                 Each Party irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court, and any federal court of the United States of America sitting in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any such action, suit or proceeding either in the Delaware Chancery Court or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any federal court of the United States of America sitting in the State of Delaware. Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 7.3. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Delaware Chancery Court, and (ii) any federal court of the United States of America sitting in the State of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. This Section 7.3 shall not apply to any dispute under Section 2.12 or Section 2.14 that is required to be decided by the Accounting Firm.

(b)                                 EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. Each Party hereto (i) certifies that no Representative of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 7.3.

Section 7.4                                    Amendment and Waiver.

(a)                                 No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b)                                 Except as otherwise specifically set forth in this Agreement, this Agreement may be amended by the Parties at any time, whether before or after the Shareholder Approval has been obtained; provided, however, that, after the Shareholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of either Party, without the further approval of such stockholders. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of each of the Parties; provided that, to the extent permitted by applicable Law, Buyer and the Shareholders’ Representative may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Buyer and the Shareholders’ Representative. In the case of a waiver, such waiver shall be effective only if it is made or given in writing and signed by the Party granting the waiver and shall be effective only in the specific instance and for the specific purpose for which made or given.

Section 7.5                                    Entire Agreement.  This Agreement, together with all annexes, schedules (including the Disclosure Schedule) and exhibits and all ancillary agreements, documents or instruments to be delivered in connection herewith and therewith, contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior discussions, negotiations, commitments, agreements and understandings, both written and oral, relating to such subject matter.

Section 7.6                                    No Third-Party Beneficiaries.  Except as otherwise provided in Section 5.2, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

Section 7.7                                    Counterparts.  This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile, .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

Section 7.8                                    Governing Law.  Except as set forth in Section 2.12(e) or Section 2.14 with respect to resolution of certain disputes by the Accounting Firm, this Agreement and all matters relating to or arising out of this Agreement (whether sounding in contract, tort or otherwise) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of Laws that might otherwise govern under applicable principles of conflict of laws thereof or of any other jurisdiction.

Section 7.9                                    Specific Performance.  Each of the Parties hereby agrees that irreparable damage would occur (for which monetary relief, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed by Buyer, Merger Sub or the Company, as applicable, in accordance with their specific terms or were otherwise breached by Buyer, Merger Sub or the Company, as applicable, including if the Parties fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of this Agreement by any of Buyer, Merger Sub or the Company, as applicable, and to enforce specifically the terms and provisions hereof against Buyer, Merger Sub or the Company, as applicable, in any court having jurisdiction, without proof of damages or otherwise, this being in addition to any other remedy to which the Parties are entitled at law or in equity and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Buyer would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.9 shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything herein to the contrary, in no event shall this Section 7.9, be used, alone or together with any other provision of this Agreement, to require the Company to remedy any breach of any representation or warranty of the Company made herein. Notwithstanding the foregoing, Article 6 shall govern with respect to indemnity claims and this Section 7.9 is subject to Section 6.2(d).

Section 7.10                             Representation.  Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Fenwick & West LLP may serve as counsel to each and any of the Shareholders’ Representative, the Company Holders and their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Fenwick & West LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation of the Company, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall use commercially reasonable efforts to cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Upon and after the Closing, the Surviving Corporation shall cease to have any future attorney-client relationship with Fenwick & West LLP, unless and to the extent Fenwick & West LLP is specifically engaged in writing by the Surviving Corporation to represent the Surviving Corporation after the Closing and either such engagement involves no conflict of interest with respect to the Company Holders or the Shareholders’ Representative consents in writing at the time to such engagement. The Parties agree to take the commercially reasonable steps necessary to ensure that any privilege attaching as a result of Fenwick & West LLP representing the Company in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect; provided that such privilege from and after the Closing shall be controlled by the Shareholders’ Representative. As to any privileged attorney-client communications between Fenwick & West LLP and the Company prior to the Closing Date (collectively, the “Privileged Communications”), each of Buyer, Merger Sub and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing; provided that the foregoing does not waive or excuse Fenwick & West LLP from complying with all applicable rules of professional conduct regarding the confidentiality of any client information of the Company. Notwithstanding the foregoing, if a dispute arises between Buyer or any of its Affiliates (including the Surviving Corporation), on the one hand, and a third party other than (and unaffiliated with) the Company Holders and the Shareholders’ Representative, on the other hand, after the Closing, then Buyer and its Affiliates (including the Surviving Corporation) may assert such attorney-client privilege to prevent disclosure to such third party of confidential communications by Fenwick & West LLP; provided, however, that Buyer and its Affiliates (including the Surviving Corporation) may not waive such privilege without the prior written consent of the Shareholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.11                             Investigation.

(a)                                 Buyer acknowledges that the detailed representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated business entities. Buyer has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company.

(b)                                 Buyer further agrees that, except in the case of Fraud, neither the Company nor any other Person shall have or be subject to any liability to Buyer or any of its Affiliates resulting from the distribution to Buyer, or Buyer’s use, of any information, including any information, document or material made available or provided to Buyer in certain “data rooms,” management presentations, offering or information memoranda or any other form in expectation of the transactions contemplated hereby, except for the sole and exclusive remedies of Buyer set forth herein.

(c)                                  Without limiting the generality of the foregoing, in connection with Buyer’s investigation of the Company and the Business, Buyer has received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of their business and certain business plan information for such fiscal years. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that, except in the case of Fraud on behalf of the Company or any of its Representatives or Affiliates, Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that, Buyer shall not have any claim against the Company or any Person, with respect to such information, except in the case of Fraud on behalf of the Company or any of its Representatives or Affiliates.

Section 7.12                             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.13                             Termination by Buyer.  In the event that the Company does not deliver the Written Consents as contemplated by Section 5.7 by the Termination Time, Buyer shall have the right, by providing written notice to the Company, to terminate this Agreement. If the Agreement is terminated pursuant to this Section 7.13, all obligations of the parties under this Agreement will terminate; provided, however, that termination of this Agreement will not relieve the

Company from any liabilities, losses, damages, obligations, costs or expenses relating to the Company’s breach of Section 5.7.

[Signature pages follow.]

In Witness Whereof, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.

Celenex, Inc.

By:	/s/ Samit Varma
Name: Samit Varma
Title: Chief Executive Officer

Amicus Therapeutics, Inc.

By:	/s/ Bradley L. Campbell
Name: Bradley L. Campbell
Title: President

Columbus Merger Sub Corp.

By:	/s/ William D. Baird, III
Name: William D. Baird, III
Title: Authorized Signatory

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Shareholders’ Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Executive Director